As filed with the Securities and Exchange Commission on July 15 , 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ICOP Digital, Inc.

(Exact name of registrant as specified in its charter)

Colorado	3663	84-1493152
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(IRS Employer Identification No.)

16801 W. 116th Street

Lenexa, Kansas 66219

(913) 338-5550

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David C. Owen

16801 W. 116th Street

Lenexa, Kansas 66219

(913) 338-5550

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark A. von Bergen Jason H. Barker Holland & Knight LLP 2300 US Bancorp Tower 111 SW Fifth Avenue Portland, Oregon 97204 (503) 243-2300	Debra K. Weiner Wickersham & Murphy, P.C. 430 Cambridge Avenue, Suite 100 Palo Alto, CA 94306 (650) 323-6400

Approximate Date of Commencement of Proposed Sale to Public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	1,437,500(2)	$1.43	$2,055,625.00	$80.79
Representative’s warrants(3)(4)	125,000
Common stock issuable upon exercise of the representative’s warrants	125,000	$1.72	$215,000.00	$8.45
TOTAL:			$2,270,625.00	$89.24

(1)	Estimated solely for purposes of calculating the amount of the registration fee paid pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices of the common stock on July 9, 2008 as reported on the Nasdaq Capital Market.

(2)	Includes 187,500 shares which the underwriters have the option to purchase to cover over-allotments, if any.

(3)	Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of securities as may become issuable pursuant to the anti-dilution provisions of the representative’s warrants.

(4)	In connection with the sale of the common stock, the Company will issue to the representative of the underwriters warrants to purchase, in the aggregate, up to 125,000 shares of common stock.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 15, 2008

PRELIMINARY PROSPECTUS

1,250,000 shares of common stock

We are offering 1,250,000 shares of common stock. Our common stock is traded on the Nasdaq Capital Market under the symbol “ICOP.” On July 9, 2008, the last reported sale price of our common stock was $1.45.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to us, before expenses	$	$

The expenses for this offering will include (in addition to the underwriting discount) a non-accountable expense allowance of 3% of the gross proceeds of this offering payable to Paulson Investment Company, Inc., the representative of the underwriters of this offering. Additionally, we have granted the underwriters a 45-day option to purchase up to an additional 187,500 shares of common stock to cover over-allotments and have issued the representative of the underwriters a warrant to purchase up to 125,000 shares of common stock.

Paulson Investment Company, Inc.	Neidiger, Tucker, Bruner, Inc.

The date of this prospectus is                     , 2008

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ABOUT THIS PROSPECTUS

You should rely only on information contained in, or incorporated by reference into, this prospectus, any free writing prospectus and any prospectus supplement or amendment. We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to anyone to whom it is unlawful to make such offer or solicitation. The information in, or incorporated by reference into, this prospectus and any prospectus supplement or amendment prepared by us may be accurate only as of their respective dates.

ICOP®, ICOP DIGITAL®, ICOP Model 20/20®, ICOP Model 20/20®-W, ICOP Model 4000™, ICOP LIVE™, ICOP iVAULT™, ICOP iVAULT MMS™, ICOP EXTREME™ Wireless Mic, ICOP Solution™, Advancing Surveillance Technology™ and A Veil of Protection™ are our trademarks. The trademarks, service marks or trade names of any other company appearing in this prospectus belong to its owner. Use or display by us of trademarks, service marks or trade names owned by others is not intended to and does not imply a relationship between us and, or endorsement or sponsorship by, the owners of the trademarks, service marks or trade names.

ii

PROSPECTUS SUMMARY

This summary highlights information contained in this prospectus. While we believe that this summary highlights some of the most important information about ICOP Digital, Inc. and this offering, you should read this entire prospectus and the documents incorporated by reference carefully, including “Risk Factors,” before deciding to invest in our common stock. References to “we,” “us,” “our,” “ICOP,” or the “Company” in this prospectus mean ICOP Digital, Inc.

Business Overview

We design, engineer and market surveillance products, including a digital in-car video system— the ICOP Model 20/20-W—designed for the rugged demands of law enforcement agencies and other first responder markets such as fire departments and emergency medical units. The ICOP Model 20/20-W, our flagship product, offers what we believe to be superior video and audio recording technology, as well as proprietary compression technology that ensures the integrity of the recorded information. From our first commercial sale in June 2005 through May 31, 2008, we have sold the ICOP Model 20/20-W and its predecessor, the ICOP Model 20/20, to approximately 500 law enforcement customers in 49 states. The ICOP Model 20/20-W technology also has applications in other markets where surveillance and communications are critical to the safety of people and the security of property, including military and government installations; public transportation such as trains, buses and airplanes; financial institutions, telecommunications and energy facilities; and transportation centers such as airports, seaports, train stations and bus stations. As an AM/FM tuner is built into our product, the entire unit can be installed in the radio slot of a vehicle dashboard. There are no parts in the trunk, under the seat or overhead – a critical consideration for officer safety and space limitations within a patrol car. The ICOP Model 20/20-W provides wireless (“W”) upload and is designed to be upgradeable to take advantage of higher bandwidth as technology allows. In the future, we plan to develop and market other innovative surveillance and communications systems for the public and private security markets.

Law enforcement has long recognized the value of gathering intelligence and documenting critical events by means of recorded videotape. Video and audio evidence collected by in-car systems has been used successfully in driving under the influence cases, traffic violations, vehicular pursuits, narcotic enforcement actions, assaults-on-officer incidents and civil litigation involving law enforcement agencies. Information collected by in-car video systems can also be used to assist agencies in identifying potential threats to homeland security.

The majority of in-car police video systems currently employed, however, rely on outdated analog technology that suffers from inferior video and audio quality, lack of dependability in extreme temperatures, storage and retrieval difficulties and officer safety concerns. The law enforcement industry is transitioning from analog to digital technologies for in-car video, and we believe that we are well-positioned to exploit this market. We believe that the ICOP Model 20/20-W is priced below comparable units and that it offers features that are superior to its competition, including improved picture and audio quality, efficient and convenient placement in the radio slot in the dashboard, easy storage and retrieval of data, greater assurance of officer safety through strategic placement of the various components and, through our proprietary technology, enhanced security and integrity of the recorded information.

In late 2007, we began selling the ICOP iVAULT MMS (Media Management System), a product we designed and developed to archive, search, copy and display two video images simultaneously. Video footage can be transferred to DVD, CD or VHS tape. This software is web-enabled, allowing files to be shared within precincts, among precincts or across the nation, using high levels of security.

During the second quarter of 2008, we began selling ICOP LIVE, an innovative product that delivers live streaming high-quality audio and video. Currently, ICOP LIVE works in conjunction with the ICOP Model 20/20-W to live stream audio and video to and from a first responder vehicle over wireless networks (including cellular networks, mesh networks, etc.), sharing real-time situational awareness with police headquarters, personnel on the scene and web-enabled mobile devices (such as smart phones and PDAs) in the field. ICOP LIVE has been designed to work also with the ICOP Model 4000, a digital video product designed for commercial and transit vehicles, including buses and trains. Early marketing efforts are focused on our existing customer base of first responders. The audio and video live streams to a virtually unlimited number of simultaneous viewers, using secure protocols. To further leverage the marketing of ICOP LIVE, ICOP has entered into co-marketing agreements with Sprint Nextel Corp. (using the implementation of ICOP LIVE over the Sprint Mobile Broadband Network) and with Strix Systems, one of the worldwide leaders in wireless mesh networking (using the implementation of ICOP LIVE over Strix mesh networks).

Beyond the law enforcement market, we believe an even larger market exists for a digital recorder solution suitable for first responder vehicles and transit vehicles, including buses and trains. In response to this growing industry demand, ICOP plans to introduce to the market in the third quarter of 2008 the ICOP Model 4000, which supports recording for up to eight cameras simultaneously and surveillance of events aboard first responder vehicles and transit vehicles and is capable of live streaming video to first responders and dispatch.

Corporate Information

We were incorporated under the laws of Colorado on April 4, 1998. Our principal business office is located at 16801 W. 116th Street, Lenexa, Kansas 66219, and our telephone number is (913) 338-5550. Our website address is www.icop.com. Information contained on our website or any other website does not constitute part of this prospectus.

This Offering

Common stock offered by us in this offering	1,250,000 shares
Common stock outstanding after this offering	8,712,937 shares
Use of proceeds	Inventory purchases and general corporate purposes.
Listing	Our common stock is listed on the Nasdaq Capital Market under the symbol “ICOP.”
Risk factors	Investing in our common stock involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section.

As of May 31, 2008, we had 7,462,937 shares of common stock issued and outstanding. Unless the context indicates otherwise, all share and per-share common stock information in this prospectus:

•	assumes a public offering price of $1.45 per share;

•	assumes no exercise of the underwriters’ over-allotment option to purchase 187,500 shares;

•	assumes no exercise of the representative’s warrants;

•	excludes approximately 1,135,000 shares reserved for issuance upon exercise of outstanding options under our 2002 Stock Option Plan, as amended;

•	excludes 80,000 shares issuable upon exercise of warrants issued to consultants and our independent directors;

•	excludes 360,002 shares issuable upon exercise of warrants issued to certain bridge lenders;

•

excludes 198,300 shares and 198,300 warrants issuable upon exercise of purchase warrants held by Paulson Investment Company, Inc. (“Paulson”) and its assignees, issued to Paulson as representative of the underwriters in our 2005 and 2006 public offerings of securities, respectively;

•	excludes 65,000 shares and 22,750 warrants issuable upon exercise of a purchase warrant held by our placement agent, Paulson, in our December 2005 private placement of securities; and

•	assumes no exercise of 4,315,894 shares issuable upon exercise of the redeemable warrants currently trading on the Nasdaq Capital Market under the symbol “ICOPW.”

Summary Financial Data

The following table provides a summary of our historical financial information for the periods and at the dates indicated. The summary historical financial information as of and for the fiscal years ended December 31, 2006 and December 31, 2007 have been derived from our audited financial statements included elsewhere in this prospectus. The summary historical financial data as of and for the three months ended March 31, 2007 and March 31, 2008 have been derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited summary financial information and the actual and as adjusted balance sheet data include all adjustments, consisting principally of normal recurring adjustments, that we consider necessary for a fair presentation. Our historical results are not necessarily indicative of the results to be expected in the future, and the results of interim periods are not necessarily indicative of the results for the entire year.

The information presented below should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes thereto included elsewhere in this prospectus.

	Year Ended December 31,		Three Months Ended March 31,
	2006	2007	2007	2008
Selected Operating Data:
Sales, net of returns	$6,620,781	$11,842,415	$2,272,168	$2,815,323
Gross profit	2,800,939	5,197,397	1,025,987	1,025,909
Loss from operations	(3,638,175)	(5,642,414)	(1,057,012)	(1,290,684)
Other income	119,930	184,130	67,113	1,508
Loss before income taxes	(3,518,245)	(5,458,284)	(989,899)	(1,289,176)
Net loss	$(3,518,245)	$(5,458,284)	$(989,899)	$(1,289,176)
Basic and diluted net loss per share	$(0.58)	$(0.75)	$(0.14)	$(0.17)
Basic and diluted weighted average common shares outstanding	6,034,032	7,320,699	7,232,869	7,460,134

	March 31, 2008
	Actual	As Adjusted
Selected Balance Sheet Data:
Working capital	$6,952,930	$8,379,180
Long-term debt, net of current maturities	—	—
Cash	1,677,691	2,390,816
Inventory, at cost	5,068,278	5,781,403
Total assets	12,307,659	13,733,909
Long-term debt, net of current maturities	—	—
Total shareholders’ equity	9,404,797	10,831,047

The as adjusted data reflect:

•	the issuance of 1,250,000 shares of common stock at a public offering price of $ 1.45 per share; and

•	the receipt of the net proceeds from this offering.

RISK FACTORS

An investment in our securities involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this prospectus, before purchasing our securities. If one or more of the possibilities described as risks below actually occurs, our operating results and financial condition would likely suffer and the trading price of our securities could fall, causing you to lose some or all of your investment in the securities we are offering. The following is a description of what we consider to be our key challenges and all material risks to our business and securities.

We have a history of losses, and we expect to continue to operate at a loss at least for the near term and may never be profitable.

Since the inception of our current business in 2002, we have incurred net losses in every year. We also incurred a net loss for the three months ended March 31, 2008 and expect a loss for the quarter ended June 30, 2008. We have had limited revenues to date and may never become profitable.

Our limited operating history makes evaluation of our business difficult.

We have a limited operating history and have encountered, and expect to continue to encounter, many of the difficulties and uncertainties often faced by early stage companies. We commenced our current business operations in May 2002 and initiated the national roll-out of the ICOP Model 20/20 in June 2005. Accordingly, we have only a limited operating history by which you can evaluate our business and prospects. An investor must consider our business and prospects in light of the risks, uncertainties and difficulties frequently encountered by early stage companies, including limited capital, delays in product development, possible marketing and sales obstacles and delays, inability to gain customer acceptance or to achieve significant distribution of our products to customers and significant competition. We may not be able to successfully address these risks. If we are unable to address these risks, our business may not grow, our stock price may suffer, and we may be unable to stay in business.

We currently have a limited product offering, so a failure to generate significant revenues from our current product line would negatively impact our business.

We anticipate that sales of the ICOP Model 20/20-W will account for nearly all of our revenues in the near-term. Our long-term success will depend, in significant part, on our ability to achieve greater market acceptance of the ICOP Model 20/20-W in the law enforcement and other first responder markets, and on our success in deploying new products into the market, such as the ICOP Model 4000 and ICOP LIVE. The failure to achieve either of these objectives would have a material adverse effect on our business, financial condition and results of operations.

The ICOP Model 20/20-W is technologically complex, and our inability to improve the product and develop new products in the video surveillance market would adversely impact our ability to compete in our market.

To be competitive in our market, we must continually improve and expand our product line. Our success depends on our ability to anticipate advances in digital video technologies, enhance our existing products and develop and introduce new products and product line extensions to meet customer requirements and achieve market acceptance. This involves highly complex processes and will include components for which we have not yet demonstrated technical feasibility. Difficulty in development of new products or improvements to our existing products could delay or prevent the creation and release of such products, which would materially harm our business, operating results, financial condition and future growth. In addition, the introduction by others of new, protected technology could materially affect our ability to compete.

If we are unable to compete in our market, you may lose all or part of your investment.

Our market is highly competitive and highly fragmented. Most major in-car video manufacturers are in the process of developing, or have developed, new products that, like our ICOP Model 20/20-W, use digital video recording technology. Many of these competitors have significant advantages over us, including greater financial, technical, marketing and manufacturing resources, more extensive distribution channels, larger customer bases and faster response times to adapt new or emerging technologies and changes in customer requirements. As a result, our competitors may develop superior products or beat us to market with products similar to ours. If we are not successful in competing against our current and future competitors, you could lose your entire investment.

We may lose potential sales because of our inability to fulfill orders on a timely basis.

We use third-party manufacturers to produce the ICOP Model 20/20-W, ICOP LIVE and ICOP Model 4000. The manufacturers make their production and purchasing decisions based on information we provide regarding our projected needs. However, many customers will not provide us with forecasts of their requirements for our products. If those customers place significant orders, we may not be able to increase our production quickly enough to fulfill their orders. The inability to fulfill orders could damage our relationships with customers and reduce our sales, which could have a material adverse effect on the value of your investment.

We may need to raise additional capital.

We are currently operating at a loss and expect our expenses to continue to increase as we expand our geographic presence throughout the United States and abroad. To date, we have relied almost exclusively on financing transactions to fund operations. In the future, new sources of capital may not be available to us when we need it or may be available only on terms we would find unacceptable. If such capital is not available on satisfactory terms or is not available at all, we may be unable to continue to fully develop our business, and our operations and financial condition may be materially and adversely affected. Debt financing, if obtained, could increase our expenses and would be required to be repaid regardless of operating results. Equity financing, if obtained, could result in dilution to our existing stockholders.

We depend on third parties to manufacture our products, and those third parties may not perform satisfactorily.

We do not have the resources, facilities or experience to manufacture our products, and therefore depend on third-party manufacturers. We rely on offshore companies for the development and exclusive manufacturing of our ICOP Model 20/20-W and ICOP Model 4000. Our manufacturing strategy presents the following risks:

•	we have limited control over the manufacturing processes;

•	if we have to change to new manufacturers, they would have to be educated in the processes necessary for the production of our products, which could be time consuming;

•

the manufacturer of the ICOP 20/20-W has certain rights related to an important process used in operating that product; if this method were no longer available to us, we would have to redesign the product which could delay production;

•	we may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products; and

•

our product line to date has consisted of the ICOP Model 20/20-W and its predecessor, and all of our units have been purchased from one supplier; if this supplier were no longer available to us, an alternate supplier may not be immediately available.

Our use of manufacturers outside the United States may subject us to a number of risks that could disrupt the supply of our products and adversely impact sales, earnings and customer relationships.

Our ICOP Model 20/20-W and ICOP Model 4000 are manufactured outside of the United States. In addition to foreign currency risks, foreign manufacturing subjects us to a number of additional risks, including:

•	changes in trade policy and regulatory requirements;

•	uncertain economic conditions in the countries in which the manufacturing occurs;

•	duties, tariffs and other trade barriers and restrictions;

•	foreign collection problems; and

•	political and transportation risks.

Any of the above factors could disrupt the supply of products and adversely impact sales, earnings and customer relationships.

Because a significant portion of our expenses are incurred in a foreign currency, our results of operations may be harmed by inflation and currency fluctuations.

We generate our revenues in U.S. dollars, but we currently incur a significant portion of our expenses in the currency of Japan, where the exclusive manufacturer of our ICOP Model 20/20-W is located. If the Japanese Yen appreciates relative to the dollar, we may experience an increase in our expenses without a corresponding increase in our revenues. If our manufacturing dollar costs increase, our dollar-measured results of operations would be harmed.

Our operations could be harmed if we are unable to protect ourselves against currency fluctuations in the future. As of May 31, 2008, we were not engaged in any currency hedging transactions to decrease the risk of financial exposure fluctuations in the exchange rate of the dollar against the Japanese Yen or any other foreign currency. If we do elect to enter into hedging transactions in the future, the costs of such transactions may exceed any resulting benefit.

Government agency budgetary and political constraints may delay or limit our sales.

Our principal customers have been, and for the foreseeable future will be, state and local police forces that are funded principally by limited local budgets and federal or state grants. These agencies may also experience political pressure that dictates the manner in which they spend money. As a result, even if an agency wants to acquire our products, it may be unable to purchase them due to budgetary or political constraints. Some orders may also be canceled or substantially delayed due to budgetary, political or other scheduling delays that frequently occur in connection with the acquisition of products by such agencies. Any such cancellations or delays would likely adversely affect our financial results which, in turn, could cause our stock price to decline.

Sustained downturns or sluggishness in the U.S. economy, as well as large budget deficits, could affect the demand for our product.

Sustained downturns or sluggishness in the U.S. economy, as well as large budget deficits, generally affect the markets in which we operate. Most government agencies, on the local, state and federal levels, have recently been impacted by the current downturn in the economy, with budgetary cuts hitting some agencies particularly hard and many agencies operating at a deficit. As a result, agencies that would otherwise have considered purchasing in-car digital video systems may decide to defer the decision for an unknown period of time and may not have the financial resources to purchase our products at any time in the foreseeable future. Were this situation to continue and/or become more widespread, our internal estimates of our projected growth and our actual results of operations could be severely and negatively impacted, particularly while we remain almost entirely dependent on sales of the ICOP Model 20/20-W to law enforcement agencies.

We expend significant resources in anticipation of a sale due to our lengthy sales cycle and may receive no revenue in return.

Generally, law enforcement, other government agencies and private customers that may consider using our products consider a wide range of issues before committing to purchase products such as an in-car video system, including product benefits, training costs, product reliability and budgetary constraints. The length of our sales cycle may range from six to nine months or more. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. Initial orders by agencies typically are for a small number of units that are used to evaluate the product. If these potential customers do not purchase our products, we will have expended significant resources and received no revenue in return.

Customer order estimates may not be indicative of actual future sales.

Some of our customers provide us with forecasts of their requirements for our products over a period of time. We make many management decisions based on these customer estimates, including purchasing materials, hiring personnel and other matters that may increase our production capacity and costs. If a customer reduces its orders from prior estimates after we have increased our costs and production capabilities or committed to third-party manufacturers, this reduction will decrease our sales, and we may not be able to reduce our costs to account for this reduction in customer orders. Such increases in costs without increases in sales may reduce our profitability or our potential to achieve profitability and may have a material adverse effect on the value of your investment.

If we are unable to protect our proprietary rights, the value of your investment may be materially and adversely affected.

Our failure to protect our proprietary rights could have a material adverse effect on our business, financial condition and results of operation. We cannot assure you that any patents, trademarks or copyrights or our other proprietary rights issued to, licensed or otherwise used by us, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to us. Furthermore, others may be able independently to develop substantially equivalent or superior proprietary technology and an equivalent product or system may be marketed in competition with our products, thereby substantially reducing the value of our proprietary rights. We also may not be able to protect our proprietary technology from duplication. Many successful technology companies have had their systems and methods of operation duplicated, almost entirely, by competitors. We cannot assure you that a competitor will not attempt to duplicate and improve upon the products that we have developed or may develop in the future. Additionally, the prevention or unauthorized use and disclosure of our intellectual property will likely become more difficult as our business grows. We could incur substantial legal costs in defending any patent, trademark, copyright or other infringement claims or in asserting any patent rights, copyrights or other proprietary rights, including those granted by third parties, in a suit with another party. If we are unsuccessful in our efforts to protect our intellectual property and proprietary technology, you could lose all or part of your investment.

Successful infringement claims by third parties could result in substantial damages, lost product sales and the loss of important proprietary rights.

There has been substantial litigation regarding patent and other intellectual property in various high technology industries. In the future, we may be notified of allegations that we may be infringing on intellectual property rights possessed by others. Should litigation be brought against us, such litigation could be extremely expensive and time consuming and could materially adversely affect our business, financial condition and results of operations, regardless of the outcome of the litigation. Such litigation could also result in loss of certain proprietary rights, significant monetary liability and barriers to product manufacturing. Any of these outcomes could materially harm our business and have a material negative impact on the value of your investment.

Pressure by our customers to reduce prices and agree to long-term supply arrangements may adversely affect our net sales or profit margins.

Our customers and potential customers, especially in the law enforcement industry, are often under budgetary pressure and are price sensitive. Our customers may negotiate supply arrangements with us well in advance of delivery dates, thereby requiring us to commit to product prices before we can accurately determine our costs. If this happens, we may have to reduce our third-party manufacturing costs and obtain higher volume orders to offset lower average sales prices. If we are unable to offset lower sales prices by reducing our costs, our gross profit margins will decline. This could have a material negative effect on the value of your investment.

We may accumulate excess or obsolete inventory that could result in unanticipated price reductions and write downs and adversely affect our financial results.

Managing the proper inventory levels for our products is challenging. In formulating our product offerings, we have focused our efforts on providing to our customers products with greater capability and functionality, which requires us to develop and incorporate the most current technologies in our products. This approach tends to increase the risk of obsolescence for products we hold in inventory and may compound the difficulties posed by other factors that affect our inventory levels, including the following:

•	responding to the unpredictable demand for products;

•	responding to customer requests for short lead-time delivery schedules;

•	failure of customers to take delivery of ordered products; and

•	product returns.

In addition, we may in some cases have to reimburse or incur other charges from third-party contract manufacturing partners for excess inventory resulting from changes in product design or demand. If we accumulate excess or obsolete inventory, price reductions and inventory write-downs may result, which could adversely affect our results of operations and financial condition.

The loss of our key management personnel could result in a material adverse effect on our business.

Our future success depends in large part upon the continued service of key members of our senior management team, including David C. Owen, our Chairman and Chief Executive Officer, Laura E. Owen, our President, Chief Operating Officer and Corporate Secretary and Derick D. Shupe, our Chief Financial Officer and Treasurer. We maintain a key-person life insurance policy for Laura E. Owen, but not for David C. Owen or Derick D. Shupe. The loss of the services of any of these officers could seriously harm our business and our future prospects.

If we are unable to manage rapid growth effectively, our operating results could be adversely affected.

Our business strategy anticipates rapid growth for the foreseeable future. This growth will place significant strain on our administrative, operational and financial resources and increase demands on our systems and controls. To manage our future growth, we will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for information processing, operational and financial management and training, integrating and managing our growing employee base. If we are unable to manage growth effectively, our operating results could be adversely affected.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, investors could lose confidence in our financial reporting, which would harm our business and the trading price of our securities.

Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our brand and operating results could be harmed. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could negatively affect the trading price of our stock.

Compliance with the requirements imposed by Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our operating results.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), beginning with our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, we were required to furnish a report by our management on our internal control over financial reporting. Beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2009, our independent auditor will also be required to furnish a report on our internal controls over financial reporting. We can provide no assurance as to our or our independent auditors’ conclusions with respect to the effectiveness of our internal control over financial reporting under Section 404 of Sarbanes-Oxley. There is a risk that our independent auditors will not be able to conclude that our internal controls over financial reporting are effective as required by Section 404 of Sarbanes-Oxley. Moreover, the costs to comply with Section 404 of Sarbanes-Oxley, as currently in effect, could have a material adverse effect on our operating results.

Defects in our products could impair our ability to sell our products or could result in litigation and other significant costs.

Detection of any significant defects in our products may result in, among other things, delay in time-to-market, loss of market acceptance and sales of our products, diversion of development resources, injury to our reputation, or increased warranty costs. Because our products are complex, they may contain defects that cannot be detected prior to shipment. These defects could harm our reputation and impair our ability to sell our products. The costs we may incur in correcting any product defects may be substantial and could decrease our profit margins. Additionally, errors, defects or other performance problems could result in financial or other damages to our customers, which could result in litigation. Product liability litigation, even if we prevail, would be time consuming and costly to defend. Our product liability insurance may not be adequate to cover claims.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly and annual expenses as a percentage of our revenues may be significantly different from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause our stock price to fall. Each of the risk factors listed in this “Risk Factors” section, as well as others including general economic conditions, political events such as war, threat of war and terrorist actions, and natural disasters, may adversely affect our operating results and the prices of our securities.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this report that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate” and “estimate,” the negative of these words or other comparable words. These statements are only predictions. You should not place undue reliance on these forward-looking statements. The forward-looking statements are qualified by their terms and/or important factors, many of which are outside our control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made. Such factors include, among other things, those described elsewhere in this report and the following:

•	the ICOP Model 20/20-W not being accepted by the law enforcement industry or digital video recording not being accepted as evidence in criminal proceedings;

•	difficulty meeting demand for in-car video technologies at a cost that results in a profit;

•	our ability to improve our products and to develop other products necessary to compete in the industry;

•	our ability to bring future products to market;

•	the ICOP Model 20/20-W and the ICOP Model 4000 being replaced by more advanced technologies and thereby becoming obsolete;

•	the limited number of product offerings;

•	budget cuts in the law enforcement industry affecting purchasing levels;

•	our lack of profitability and operating history;

•	our limited ability to control interruptions in production by the outside manufacturers of the ICOP Model 20/20-W and the ICOP Model 4000;

•	our ability to protect proprietary rights or the possibility that others may bring infringement claims against us;

•	a highly competitive and fragmented market;

•	loss of key management personnel;

•	our ability to manage growth;

•	criminal procedure court rulings that may exclude evidence collected by our systems;

•	general economic and business conditions in the United States;

•	potential warranty or product liability claims;

•	our exposure to foreign currency exchange fluctuations; and

•	other factors detailed in our filings with the SEC.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, as of the date of this prospectus, taking into account information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors detailed in our filings with the SEC, not all of which are known to us. Neither we nor any other person assumes responsibility for the accuracy or completeness of these statements. We undertake no obligation to revise, or publicly release the results of any revision to, these forward-looking statements. Our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.

USE OF PROCEEDS

Based upon the closing price of our common stock on July 9, 2008, as reported on the Nasdaq Capital Market, of $1.45 per share, we estimate that the net proceeds from the sale of the 1,250,000 shares that we are selling in this offering will be approximately $1,426,250, or $1,670,938 if the underwriters exercise their over-allotment option in full, after deducting an underwriting discount of $0.15 per share, and estimated offering expenses of approximately $205,000 payable by us.

We intend to use the net proceeds of this offering as follows:

	Amount	Percentage
Inventory purchases	$713,125	50.0%
General corporate purposes	713,125	50.0%

Total:	$1,426,250	100.0%

Inventory purchases include the purchases of ICOP Model 20/20-W units, ICOP Model 4000 units and ICOP LIVE hardware components from third-party manufacturers.

General corporate purposes include accounting and legal fees, rent and other facilities expenses and other working capital expenses, and may include acquisitions of companies, products or technology, although there are no current agreements with respect to any acquisitions.

The foregoing discussion is an estimate based on our current business plan. We may find it necessary or advisable to use portions of the net proceeds we receive from this offering for other purposes, and we will have broad discretion in applying the net proceeds. Pending these uses, we intend to invest the net proceeds of the offering in short-term, interest-bearing, investment grade securities.

DIVIDEND POLICY

We have not declared or paid any dividends and do not intend to pay any dividends in the foreseeable future. We intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, capital requirements and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our actual capitalization as of March 31, 2008 and as adjusted to give effect to the sale of 1,250,000 shares at an assumed offering price of $1.45 per share in this offering, less the underwriting discount and offering expenses.

	March 31, 2008
	Actual	As Adjusted
STOCKHOLDERS’ EQUITY
Preferred stock, no par value: 5,000,000 shares authorized: no shares issued and outstanding	$—	$—
Common stock, no par value: 50,000,000 shares authorized: 7,462,937 shares issued and outstanding actual; 8,712,937 shares issued and outstanding, as adjusted	29,841,472	31,267,722
Accumulated other comprehensive loss	(2)	(2)
Accumulated deficit	(20,436,673)	(20,436,673)

Total capitalization	$9,404,797	$10,831,047

You should read this table in conjunction with the sections of this prospectus captioned “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the financial statements and related notes included elsewhere in this prospectus.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq Capital Market under the symbol “ICOP.” The following table sets forth the range of high and low sales prices per share as reported on Nasdaq for the periods indicated.

	HIGH	LOW
2006
First Quarter	$7.70	$4.25
Second Quarter	7.00	3.90
Third Quarter	6.69	3.92
Fourth Quarter	6.12	4.30
2007
First Quarter	$7.12	$5.29
Second Quarter	9.33	6.44
Third Quarter	9.12	5.00
Fourth Quarter	7.29	3.61
2008
First Quarter	$4.08	$1.93
Second Quarter	2.64	1.55
Third Quarter (through July 9, 2008)	1.75	1.30

The last reported sale price of our common stock on the Nasdaq Capital Market on July 9, 2008 was $1.45 per share. According to the records of our transfer agent, there were approximately 300 holders of record of our common stock as of June 30, 2008.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock upon completion of this offering. Historical net tangible book value per share is determined by dividing our total tangible assets (total assets less intangible assets), less total liabilities, by the number of outstanding shares of our common stock. The historical net tangible book value of our common stock as of March 31, 2008 was approximately $9.4 million, or approximately $1.26 per share of common stock, based on the number of shares of common stock outstanding as of May 31, 2008.

Investors participating in this offering will incur immediate and substantial dilution. After giving effect to the sale of common stock offered by us in this offering at an assumed initial public offering price of $1.45 per share, and after deducting the underwriting discount and commissions and estimated offering costs payable by us, our as adjusted net tangible book value as of March 31, 2008 would have been approximately $10.8 million, or approximately $1.24 per share of common stock. This represents an immediate decrease in as adjusted net tangible book value of $0.02 per share to existing common stockholders, and an immediate dilution of $0.21 per share to investors participating in this offering. The following table illustrates this per share dilution:

Public offering price per share (1)		$1.45
Historical net tangible book value per share as of March 31, 2008	1.26
Decrease in historical net tangible book value per share attributable to investors participating in this offering	(0.02)
As adjusted historical net tangible book value per share after this offering		1.24
Dilution per share to investors participating in this offering		$0.21

(1)	Based upon the closing price of our common stock on July 9, 2008.

If the underwriters also exercise their option in full to purchase 187,500 additional shares of common stock in this offering, our as adjusted net tangible book value per share as of March 31, 2008 would be $1.24 per share, the decrease in our net tangible book value per share to existing stockholders would be $0.02 per share and the dilution to new investors participating in this offering would be $0.21 per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS

AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and accompanying notes included elsewhere in this prospectus. This discussion and analysis contains statements of a forward-looking nature that involve known and unknown risks. Our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We design, engineer, manufacture and market mobile and stationary surveillance products for use in the public and private sectors and facilitate the delivery of live video to first responders. The ICOP Model 20/20-W, our flagship product, is one of the leading digital in-car video recorder systems for law enforcement. We sold our first ICOP Model 20/20 in December 2004, and we initiated a national roll-out of the ICOP Model 20/20 in June 2005. We have sold the ICOP Model 20/20 and its successor, the ICOP Model 20/20-W, to approximately 500 law enforcement agencies in 49 states as of May 31, 2008. In the third quarter of 2007, we began commercial sales of ICOP iVAULT MMS (Media Management System), a product we designed and developed that archives, searches, copies and displays two video images simultaneously. We began commercial sales of the ICOP EXTREME Wireless Mic, a 900 MHz wireless microphone that records high quality audio at a range of over 2,000 feet (line of sight) used in conjunction with the ICOP Model 20/20-W during the first quarter of 2008. During the second quarter of 2008, we launched ICOP LIVE. During the third quarter of 2008, we expect to commence commercial sales of the ICOP Model 4000, our newest advanced surveillance solution, designed for use in the transit/rail market. Through December 2007, substantially all of our revenues came from sales of the ICOP Model 20/20 and ICOP Model 20/20-W, and we expect that the ICOP Model 20/20-W will continue to be the primary source of revenues for the foreseeable future.

We have relied heavily on contractors for the development efforts on the ICOP Model 4000, ICOP EXTREME Wireless Mic, ICOP LIVE and ICOP iVAULT MMS. These development efforts have taken longer than expected and, as a result, have caused delays in commercially launching these products. As a result of these delays, we have incurred additional research and development expenses while completing the development of each of these products, and our revenues have not grown as quickly as expected.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of the contingent assets and liabilities at the date of the financial statements and revenue and expenses for the period reported. Estimates are based upon historical experience and various other assumptions that are believed to be reasonable under the circumstances. These estimates are evaluated periodically and form the basis for making judgments regarding the carrying values of assets and liabilities and the reported amount of revenue and expenses. Actual results may differ from these estimates under different assumptions.

Our critical accounting policies are those that we believe are the most important in determining our financial condition and results, and require significant subjective judgment by management. A summary of our significant accounting policies, including the critical accounting policies discussed below, is set out in the notes to the financial statements.

Revenue Recognition

Revenue is recognized upon shipment, title and risk of loss have transferred to the purchaser, there are no significant vendor obligations, the fees are fixed or determinable and collection is reasonably assured. Cost incurred for shipping and handling are included in cost of sales at the time the related revenue is recognized. Amounts billed to a customer for shipping and handling is reported as revenue.

Research and Development Costs

Research and development costs are charged to expense as incurred. No costs are deferred since the requirements that a product under development be clearly defined, have identifiable costs, be technically feasible, and have a clearly defined market or use, are not objectively assured. If the costs associated with the project were deferred, any deferred costs would be recovered as charges against earnings in future periods.

Foreign Currency Translation

We purchase a majority of our inventory from a Japanese firm, which bills us in Japanese Yen. Liabilities in foreign currencies, including the Japanese Yen, are translated at exchange rates prevailing at the balance sheet date. Costs and expenses are translated into U.S. dollars at the date of the transaction or at average exchange rates for the period. Gains and losses resulting from translation are accumulated as a component of other comprehensive income (loss). Realized gains and losses from foreign currency transactions are recognized as other income (loss).

Accounting for Income Taxes

Income taxes are accounted for under the assets and liability method. This method gives consideration to the future tax consequences of deferred income or expense items and immediately recognized changes in income tax laws upon enactment. The statements of operations effect is generally derived from changes in deferred income taxes, net of valuation allowances, on the balance sheet as measured by differences in the book and tax bases of our assets and liabilities. We have significant tax loss carryforwards, which are recorded as deferred tax assets. Deferred tax assets realizable in future periods are recorded net of a valuation allowance based on an assessment of our ability to generate sufficient taxable income within an appropriate period. Based on our historical taxable losses, we believe it is unlikely that we will realize the benefits of these deductible differences. As a result, our deferred tax assets are offset entirely by a valuation allowance.

Share-Based Compensation

Effective January 1, 2006, we adopted SFAS No. 123R, Share-Based Payment, which requires that compensation related to all stock-based awards, including stock options and restricted common stock, be measured based on their estimated grant-date fair value and recognized into expense over the period in which the share-based compensation is earned (“requisite service period”). We used the modified prospective application method in adopting SFAS No. 123R, whereby the estimated fair value of unvested stock awards granted prior to January 1, 2006 was recognized as compensation expense in periods subsequent to December 31, 2005. We have estimated expected forfeitures, as required by SFAS No. 123R and is recognizing compensation expense only for those awards expected to vest. We record compensation expense for the grant date fair value of option awards over the service period as the option vests.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet debt, nor have we had any transactions, arrangements, obligations (including contingent obligations) or other relationships with any unconsolidated entities or other persons that may have a material current or future effect on financial conditions, changes in the financial conditions, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses.

Results of Operations

Comparison of the Three Months Ended March 31, 2008 and 2007

Sales for the three months ended March 31, 2008 and 2007 were $2,815,323 and $2,272,168, respectively, an increase of $543,155 (24%) due to continued market penetration and customer re-orders. We won approximately 50% of all competitive Requests for Proposals (RFPs) to whom we responded during the first quarter of 2008. In addition, approximately 50% of all purchase orders were from existing customers. Cost of sales for the three months ended March 31, 2008 and 2007 were $1,789,414 and $1,246,181, respectively, an increase of $543,223 (44%). Cost of sales as a percentage of sales was 63.6% for the first quarter 2008 compared to 54.8% for the first quarter 2007. The increase of cost of sales as a percentage of sales was due to a special limited time program to sell our new ICOP Extreme Wireless Mic at a discount to certain qualifying customers, which negatively affected gross margin. Gross margin as a percentage of sales was 36.4% for the three months ended March 31, 2008 compared to 45.2% for the three months ended March 31, 2007.

Operating expenses were $2,316,593 and $2,082,999 for the three months ended March 31, 2008 and 2007, respectively, an increase of $233,594 (11%). Overall operating expenses as a percentage of sales declined from 92% to 82% in 2008. Selling, general and administrative expenses for the three months ended March 31, 2008 and 2007 were $2,070,238 and $1,624,048, respectively, an increase of $446,190 (27%). The increase is mainly due to a 39% increase in employee headcount, which was mainly in the engineering and customer support departments. Research and development expenses for the three months ended March 31, 2008 and 2007 were $246,355 and $458,951, respectively, a decrease of $212,596 (46%). The decrease is the result of a decreased use of external consultants during 2008 compared to 2007 and due to the completion of product development for certain products. Stock-based compensation expense for the three months ended March 31, 2008 and 2007 was $105,000 and $234,600, respectively, a decrease of $129,600 (55%). The decrease is due to the expense recorded in 2007 on the restricted stock awards.

Interest income was $17,188 and $67,118 for the three months ended March 31, 2008 and 2007, respectively, a decrease of $49,930 (74%). The decrease is mainly due to the decrease in cash and decrease in interest rates. Interest expense was $10,397 and $8,336 for the three months ended March 31, 2008 and 2007, respectively, an increase of $2,061 (25%). The increase is due to the draw on the line of credit at the end of the first quarter 2008 used for inventory purchases and the issuance of a note payable of $780,000 to purchase land.

During the first quarter of 2008, we executed an amendment to our manufacturing agreement of our ICOP Model 20/20-W unit. The amendment extends our commitment to purchase 10,000 units from December 31, 2008 to December 31, 2009.

Comparison of the Years Ended December 31, 2007 and 2006

We recorded $11,842,415 in revenue and $5,197,397 in gross profit during the year ended December 31, 2007. We recorded $6,620,781 in revenue and $2,800,939 in gross profit during the year ended December 31, 2006. Our operating loss for 2007 increased to $5,642,414 from $3,638,175 in 2006 as we significantly increased our sales and marketing and research and development activities in 2007, which materially increased our revenue and operating expenses. In addition, we recorded an impairment charge on certain inventory of approximately $170,000 in 2007, as the result of a special limited time program to sell our ICOP Extreme Wireless Mic at a discount to certain qualifying customers. Our net loss of $5,458,284 in 2007 was higher than the $3,518,245 loss in 2006 primarily because of the increased sales and marketing and research and development activities in 2007.

Liquidity and Capital Resources

We have incurred recurring losses and negative cash flows since inception. Historically, we have financed our operations through the issuance of equity securities in private and public offerings, which have provided, in the aggregate, approximately $26.0 million since we began commercial operations in June 2005. Of this total, we grossed approximately $5.0 million in an underwritten public offering of shares and warrants that we completed in the fourth quarter of 2006.

As a result of our two public offerings, we have outstanding 4,315,894 publicly traded warrants, exercisable at $6.19 per share. These warrants are subject to redemption upon 30 days’ notice at $0.25 per warrant. Our redemption right was subject to a condition that has been satisfied, so we could redeem the warrants at any time, upon giving proper notice. However, it is not in our best interest to call the warrants until our stock price exceeds the exercise price, and we have no plans to do so at this time. Were these warrants exercised in the future, we could raise up to $26,715,384, although there is no assurance that the warrants will ever by exercised.

We have available a $3,500,000 bank line of credit, secured by accounts receivable, inventory, contract rights and general intangibles. Borrowings under this arrangement may be used to fund short-term working capital requirements. Beginning February 9, 2008, the line of credit’s initial interest rate of 6.5% became, and is now, subject to monthly adjustments based upon the 30-day London Interbank Offered Rate plus 3.390 percentage points. Accrued and unpaid interest under the line of credit is payable on a monthly basis, and the line of credit expires on January 9, 2009. The line of credit requires that we maintain a minimum net worth and subjects us to customary default conditions. During the first quarter of 2008, we borrowed $650,000 on the line of credit to finance inventory purchases.

Our 2005 Employee Stock Purchase Plan (the 2005 ESPP) enables employees to purchase our common stock at a 15% discount. For the three-month period ended March 31, 2008, we sold 7,883 shares to employees, resulting in proceeds to us of $26,408.

On March 31, 2008, we had $1,677,691 in cash, $2,712,587 in accounts receivable, $5,068,278 in inventory and a total of $2,902,862 in current liabilities, for a total working capital of $6,952,930. Net cash used in operating activities for the three months ended March 31, 2008 and 2007 was $1,842,733 and $963,864, respectively. Net cash used in investing activities for the three months ended March 31, 2008 was $314,466, primarily to acquire land, equipment for sales and engineering activities, compared to net cash used in investing activities for the three months ended March 31, 2007 of $89,034. During the first quarter of 2008, we entered into a notes payable with a bank for $780,000 to purchase land for $900,000. Net cash provided by financing activities was $676,408 for the three months ended March 31, 2008, consisting primarily of proceeds from the line of credit. Net cash provided by financing activities was $27,915 for the three months ended March 31, 2007, consisting primarily of proceeds from the issuance of common stock through the employee stock purchase plan.

On March 3, 2008, we executed a loan agreement with the Bank of Blue Valley to borrow $780,000 to purchase land on which we intend to construct a new corporate headquarters. The loan amount and $120,000 in cash were applied toward the purchase price. The loan agreement has a one-year term and a floating interest rate, adjusted daily, of 0.5% above the bank’s prime rate. Interest is payable monthly, with the principal due at maturity. The loan is secured by the purchased land. In connection with obtaining financing for the construction of our new corporate headquarters on the newly purchased land, we intend to rollover this loan into a construction loan on or before March 3, 2009.

On December 31, 2007, we had $3,166,213 in cash, $2,915,897 in accounts receivable, $4,143,781 in inventory and a total of $1,648,424 in current liabilities for a total working capital of $9,079,787. Net cash used in operating activities for the year ended December 31, 2007 was $4,767,082, primarily to purchase long lead time inventory, eliminate engineering liabilities and fund increased accounts receivable, compared to cash used in operating activities of $3,623,344 for the year ended December 31, 2006. Net cash used in investing activities for the year ended December 31, 2007 was $936,385, primarily to acquire equipment for sales and engineering activities, compared to net cash used in investing activities for the year ended December 31, 2006 of $492,452. Net cash provided by financing activities was $1,186,655 for the year ended December 31, 2007 from proceeds of a secondary stock and warrant offering, proceeds received upon exercise of warrants to purchase common stock and from installment loans to purchase equipment, compared to net cash provided by financing activities of $6,611,503 for the year ended December 31, 2006. At December 31, 2007, we also had available a $2,500,000 bank line of credit (increased to $3,500,000 in January 2008), secured by accounts receivable, inventory contract rights and general intangibles.

We believe our cash reserves, expected cash from operations, available borrowings on our line of credit and proceeds from this offering will be sufficient to finance our planned operations during the next 12 months. We have no commitments for material capital expenditures.

Contractual Obligations

We entered into a manufacturing agreement in February 2005, which was amended in March 2008, with a foreign company to produce at least 10,000 ICOP Model 20/20-W units through December 31, 2009. Through March 31, 2008, we ordered and received 5,770 units from this manufacturer. Under this agreement, the manufacturer is responsible for purchasing the components and manufacturing the units, and we are required to pay 50% upon placement of the purchase order and the remaining 50% upon shipment.

We have two operating leases at a combined cost of $23,015 per month plus taxes, common area charges and insurance expiring in June 2010.

BUSINESS

Overview

We design, engineer and market surveillance products including a digital in-car video system— the ICOP Model 20/20-W—designed for the rugged demands of the law enforcement agencies and other first responder markets such as fire departments and emergency medical units. The product offers what we believe to be superior video and audio recording technology as well as proprietary compression technology that ensures the integrity of the recorded information. From our first commercial sale in June 2005 through May 31, 2008, we have sold the ICOP Model 20/20-W, and its predecessor, the ICOP Model 20/20, to approximately 500 law enforcement customers in 49 states. The entire unit can be installed in the radio slot of a vehicle dashboard, replacing the radio unit (an AM/FM tuner is built into the ICOP product). There are no parts in the trunk, under the seat or overhead – a critical consideration for officer safety and space limitations within a patrol car. The ICOP Model 20/20-W provides wireless (“W”) upload and is designed to be upgradeable to take advantage of higher bandwidth as technology allows.

Law enforcement has long recognized the value of gathering intelligence and documenting critical events by means of recorded videotape. Video and audio evidence collected by in-car systems has been used successfully in driving under the influence cases, traffic violations, vehicular pursuits, narcotic enforcement actions, assaults on officer incidents and civil litigation involving law enforcement agencies. Information collected by in-car video systems can also be used to assist agencies in identifying potential threats to homeland security.

The majority of in-car police video systems currently employed, however, rely on outdated analog technology that suffers from inferior video and audio quality, lack of dependability in extreme temperatures, storage and retrieval difficulties and officer safety concerns. The law enforcement industry is transitioning from analog to digital technologies for in-car video, and we believe that we are well-positioned to exploit this market. We believe that the ICOP Model 20/20-W is priced below comparable units and that it offers features that are superior to its competition, including improved picture and audio quality, efficient and convenient placement in the radio slot in the dashboard, easy storage and retrieval of data, greater assurance of officer safety through strategic placement of the various components and through our proprietary technology, enhanced security and integrity of the recorded information.

In late 2007, we began selling the ICOP iVAULT MMS (Media Management System), a product that we designed and developed which archives, searches, copies and displays two video images simultaneously. Video footage can be transferred to DVD, CD or VHS tape. This software is web-enabled, allowing files to be shared within precincts, among precincts or across the nation, using high levels of security.

During the second quarter of 2008, we began selling ICOP LIVE, an innovative product that delivers live streaming high-quality audio and video. Currently, ICOP LIVE works in conjunction with the ICOP Model 20/20-W to live stream audio and video to and from a first responder vehicle over wireless networks (including cellular networks, mesh networks, etc.), sharing real-time situational awareness with police headquarters, personnel on the scene and web-enabled mobile devices (such as smart phones and PDAs) in the field. ICOP LIVE has been designed to work also with the ICOP Model 4000, a digital video product designed for commercial and transit vehicles, including buses and trains. Early marketing efforts are focused on our existing customer base of first responders. The audio and video live streams to a virtually unlimited number of simultaneous viewers, using secure protocols. To further leverage the marketing of ICOP LIVE, ICOP has entered into co-marketing agreements with Sprint Nextel Corp. (using the implementation of ICOP LIVE over the Sprint Mobile Broadband Network) and with Strix Systems, one of the worldwide leaders in wireless mesh networking (using the implementation of ICOP LIVE over Strix mesh networks).

Beyond the law enforcement market, an even larger market exists for a digital recorder solution suitable for first responder vehicles and transit vehicles, including buses and trains. In response to this growing industry demand, we plan to introduce to the market in the third quarter of 2008 the ICOP Model 4000, which supports recording for up to eight cameras simultaneously and surveillance of events aboard first responder, commercial and transit vehicles and is capable of live streaming video to first responders and dispatch.

The Security Industry

The security industry is generally characterized by a continual evolution of technology that enhances both security and convenience at increasingly lower costs. Governments and private industry in the United States and worldwide are actively seeking to develop new products and services to meet the growing demands for homeland security. Billions of dollars are being appropriated by the federal and state governments of the U.S. and governments throughout the world to cope with terrorism. The private sector is also increasing the demand for homeland security products and services, including reliable integrated video surveillance technologies and communications solutions.

There are three core market segments for the ICOP Model 20/20-W and other products that we are developing based on this technology:

•	first responders including law enforcement, military, fire departments and emergency medical personnel;

•

operators of critical assets and facilities such as banking and financial institutions, energy and chemical sites (gas, electric power, water and nuclear power plants), transportation facilities (rail, road transportation, marine transportation and airports), telecommunications facilities, government facilities, bridges, dams, border patrol, seaports, federal monuments and national icons; and

•	private industry.

The In-Car Video Industry

Agencies in the United States and around the world are applying video technology to many facets of police operations by equipping vehicles with video recorders, monitoring public areas and recording booking and other police procedures. Video recordings provide an accurate portrayal of traffic violations, citizen and officer behavior and other events as they occur, document police contacts with the public, offer persuasive evidence in court, allow for officer performance monitoring and protect law enforcement agents against false claims of police misconduct. The result is an increased likelihood of criminal prosecutions, less officer overtime spent in court, improved training, fewer citizen complaints and reduced exposure to civil liability and enhanced officer safety, as well as the potential to improve accountability and trust between the police and the public.

There are more than 440,000 police vehicles currently in service in the U.S., and approximately 70,000 new vehicles are leased or purchased by law enforcement agencies each year. At an average selling price of at least $5,000 for the ICOP Model 20/20-W and related equipment, there is an estimated potential market of over $2 billion for law enforcement vehicles in the U.S. alone. According to the International Association of Chiefs of Police (IACP), 48% of law enforcement vehicles utilized in-car video in 2005, representing a significant increase over 2004. The vast majority of these systems are VHS (analog), though they are gradually being replaced with digital systems.

While the market began transitioning to digital surveillance systems in approximately 2004, the majority of video applications in law enforcement today still rely on VHS technology. Digital in-car video systems, however, are superior to analog systems in many important respects. Digital video produces higher quality images and audio quality and stores substantially more information than analog video, including, on every frame, the date and officer name, traffic radar output, GPS coordinates, incident identification and status of emergency lights and other factors. DVD disks can be stored in a fraction of the space of VHS cassettes. Most digital systems are continually in the passive recording mode when the power is on, and when the record mode is activated, a period of ten seconds to five minutes is added to the recording, possibly capturing the incident that prompted the officer to begin recording. Access to specific digitally recorded information is much quicker; rather than having to review a VHS cassette by fast-forwarding and reversing, a scene can be selected from a menu and viewed instantly. Also, digital video can be archived to a server, reducing storage space. Video archived to a server can be viewed from computers networked to the server instead of having to retrieve a video from a physical storage facility, with the ability to control access and functions. Also, “back end” management software can catalog video information, allowing for easy retrieval through a computer. Digital systems also offer the advantage of being able to record simultaneously more than one channel of video, allowing two or more cameras to record different views at once. In addition, digital video clips do not degrade over time like VHS.

Strategy

Our goal is to become the industry leader in providing surveillance products and solutions that enhance the safety and effectiveness of first responders. Having established a strong foothold in the U.S. law enforcement industry, which represents a market for digital in-car video estimated at $2 billion in the U.S., we are expanding our focus to other markets, both in the U.S. and abroad, in which our technology has applications where surveillance and communications are critical to the safety of people and the security of property, including military and government installations, public transportation such as trains, buses and airplanes, financial institutions, telecommunications and energy facilities and transportation centers such as airports, seaports, train stations and bus stations. In the future, we plan to continue to develop and market innovative surveillance and communications systems for the public and private security markets.

To achieve our goal, we plan to employ a multi-pronged strategy focused on three primary functions: marketing and distribution, product development and manufacturing.

Marketing and distribution:

•	establish strategic relationships with key partners, such Sprint and Strix, OEMs, system integrators, manufacturing representatives and dealers, each providing access to attractive markets;

•	develop additional product applications in the law enforcement as well as other markets where surveillance and communications are critical to safety and security; and

•	communicate with existing clients regarding additional orders as their product demands increase.

Product development:

•	develop technological enhancements to improve the performance of our existing products; and

•	develop new products to complement the ICOP Model 20/20-W, which currently accounts for all of our revenues; and

•	anticipate advances in digital video technologies and identify next generation technologies to serve existing and potential new markets.

Manufacturing:

•	work with third-party manufacturers to reduce the costs of manufacturing and improve reliability of our products.

Products

Our suite of products and offerings contributes to the overall ICOP Solution. The ICOP Solution is made up of products designed to secure a community with video. ICOP LIVE delivers real-time situational awareness (live streaming video) from mobile cameras to multiple viewers and multiple devices simultaneously (headquarters, laptops in vehicles, smart phones, etc.), without loading special software onto the receiving devices. The ICOP Model 20/20-W is an award-winning digital in-car video system for law enforcement, a ruggedly designed product that records high-quality video. Working with the ICOP Model 20/20-W, the ICOP EXTREME Wireless Microphone uses Frequency Hopping Spread Spectrum (FHSS) to eliminate the risk of interference from other devices using the same frequency band, and provides secure, private audio recording, at a range of over 2,000 feet (line of sight). The ICOP Model 4000 video solution records video on transit and school buses and live streams it to law enforcement in an emergency. All ICOP products record high quality video for unimpeachable evidence in court. Our mission is to deliver video technology solutions that enable effective collection and efficient management of evidentiary information.

ICOP Model 20/20-W

The Company’s flagship product, the ICOP Model 20/20-W, is an award-winning digital in-car video recorder solution we developed for specific use in law enforcement. Recognized for its ease of use and installation, robust and intuitive functionality, superior audio and video quality, officer safety-conscious design, performance excellence and cost effectiveness, the ICOP Model 20/20-W and its predecessor, the ICOP Model 20/20, have been adopted by law enforcement agencies in 49 states since the commercial launch of the ICOP Model 20/20 in mid-2005.

A key feature of the ICOP Model 20/20-W is its ease of installation and servicing. In less than an hour, the entire unit can be installed in the radio slot of a vehicle dashboard, replacing the radio unit (an AM/FM tuner is built into the ICOP product). Unlike competitive products, there are no parts in the trunk, under the seat or overhead – a critical consideration for officer safety and space limitations within a patrol car. The ICOP Model 20/20-W provides wireless (“W”) upload and is designed to be upgradeable to take advantage of higher bandwidth as technology allows.

Priced approximately 15% below competitive offerings, the rugged ICOP Model 20/20-W records using several options intended to ensure video image quality and integrity of data, preventing unauthorized access and editing of video files. For further precision, pressing the “Mark” button records exact event location for easy retrieval while using built-in GPS.

Among its features, the ICOP Model 20/20-W system includes a wireless 900 MHz transceiver with automatic synchronization with a range of up to over 2,000 feet; operating capability of up to three cameras, recording two simultaneously; an “Officer HELP” button that sends an alert to dispatch detailing GPS coordinates and vehicle ID information; an automatic 60-second pre-record feature that is activated with lights, siren or wireless microphone; 40 GB hard drive enabling up to 16 hours of recording in high-resolution mode; and radar, speedometer and brake connection interface.

In February 2006, we were approved as a federal GSA contractor, making the ICOP Model 20/20-W readily available to federal agencies and helping to streamline contracting with a broad range of U.S. government agencies.

ICOP iVAULT MMS

We began selling the user-friendly ICOP iVAULT MMS (Media Management System) in late 2007. The ICOP iVAULT MMS, an add-on to the ICOP Model 20/20-W, archives, searches, copies and displays two video images simultaneously. Video footage can be transferred to DVD, CD or VHS tape. This software is web-enabled, allowing files to be shared within precincts, among precincts or across the nation, using high levels of security.

ICOP LIVE

During the second quarter of 2008, we began shipping ICOP LIVE, a fully integrated solution for enabling live streaming of high quality video and audio to tactical response managers and coordinators that has been captured on mobile ICOP Model 20/20-W systems in operation in first responder, commercial, or transit vehicles, including buses and trains. ICOP LIVE consists of a hardware and software component that is purchased by the customer and installed as part of the ICOP Model 20/20-W equipment. In addition, the customer purchases a subscription plan to the ICOP LIVE platform, which enables the customer to live stream.

ICOP LIVE enables video to live stream to and from a first responder vehicle – over wireless networks (including cellular networks, mesh networks, etc.). Law enforcement can live stream video from the ICOP Model 20/20-W in their vehicles to police headquarters (and to other web-enabled devices, such as smart phones, PDAs, etc.). The video can live stream from multiple cameras simultaneously, and live stream multiple users simultaneously, using secure protocols.

ICOP Model 4000

In response to growing industry demand for a digital recorder solution suitable for first responder, commercial and transit vehicles, we plan to begin selling in the third quarter of 2008 the ICOP Model 4000, which supports recording for up to eight cameras simultaneously and surveillance of events aboard mass transit vehicles and is capable of live streaming video to first responders and dispatch.

Sales and Marketing

We market the ICOP Model 20/20-W directly to city, county, state and federal law enforcement agencies. Our marketing efforts include advertising in police magazines, direct mailings to law enforcement agencies, participation in industry trade shows, conferences and seminars and releasing electronic press kits to television stations in communities where the ICOP Model 20/20-W has been installed. Initially, we were marketing the ICOP Model 20/20-W and its predecessor primarily to law enforcement agencies. We have since been working on other applications for mobile video, including applications for military, fire trucks, emergency medical technician (EMT) vehicles, school and public buses, and trains which we are marketing to government agencies and private companies.

In addition to our full-time inside sales and regional sales staff, we have established a national “Officer Sales Team” consisting of police officers across the country who call on local police departments, typically within a 500-mile radius of their homes. These officers are part-time independent contractors.

We also sell through manufacturing representatives and dealers that we believe have been successful in marketing other products to the agencies we are targeting. In the first quarter of 2008, approximately 50% of our sales were generated by dealers. Our sales staff works to identify professionals that match our company goals and then to support the dealers in their efforts to promote our products.

We are committed to providing the leading technical support team to meet the needs of our customers. We provide trial systems for 30- and 60-day test periods, which affords prospective customers an opportunity to have a hands-on experience with the ICOP Model 20/20-W and the ICOP iVAULT MMS.

Typically, our sales cycle, which ranges from six to nine months, begins by initiating contact with a law enforcement agency or the receipt of a request for information from a prospective customer. After making the contact or receiving the request for information, we assess the potential customer’s needs, make presentations and product demonstrations at the customer’s place of business, present a formal proposal and negotiate a purchase order. The decision to purchase is typically made by a committee but may also include political decision-makers such as city council members.

Marketing Alliances

We have entered into co-marketing agreements with Sprint Nextel Corp. (“Sprint”) and with Strix Systems (“Strix”).

Sprint is one of the three largest wireless companies in the United States based upon the number of wireless subscribers. With ICOP LIVE, it is possible to optimize the response to and management and outcome of a crisis, security breach or crime-in-progress through the delivery of live streaming video, providing real-time situational awareness.

Strix is one of the worldwide leaders in wireless mesh networking. Strix’s Access/One products are the industry’s only modular (chassis-based) mesh systems, delivering the highest throughput, lowest latency, greatest capacity and unparalleled scalability. The new generation of products provides the broadband mobility and reach to support voice, video and data applications.

Our marketing alliances with Sprint and Strix are intended to promote the ICOP Solution to both the public and private sectors, and eventually, community-wide adoption of the technology for deployment in first responder agencies, schools, banks, commercial and municipal buildings and government facilities. Our marketing alliances do not require Sprint, Strix or us to compensate the other party for the promotion of the other party’s products or services.

Competition

The law enforcement in-car video market is highly competitive. Digital in-car video is a quickly evolving technology, and the market is growing rapidly as the new technology is gaining widespread acceptance. New patrol cars are being purchased or leased, and outdated analog video systems are being replaced by digital systems.

We believe that our major competitors are Panasonic, Coban Technologies, Inc., WatchGuard Video and Integrian, Inc.

In addition to their existing relationships with law enforcement agencies, some of these competitors have significant advantages over us, including greater financial, technical, marketing and manufacturing resources, preferred vendor status with our existing and potential customer base, more extensive distribution channels, larger customer bases and faster response times to new or emerging technologies and changes in customer requirements. As a result, our competitors may develop superior products or beat us to market with products similar to ours.

We believe we compete principally on the basis of:

•	product performance and functionality;

•	price;

•	product quality and reliability; and

•	customer service and technical support.

We believe that our innovative product design and the proprietary compression technology included in the ICOP Model 20/20-W make the ICOP Model 20/20-W superior in quality to other products. The market for digital in-car video systems for police and other first responder vehicles is expected to grow rapidly over the next five years, as more cars are equipped with video surveillance and as digital systems are upgraded. We feel we are positioned to become the leader in this market based on what we believe to be the superiority of our innovative product and the potential applications of this product to other segments of the community.

With respect to our other products, we believe that the ICOP Model 4000 will face competition from products of Seon and Safety Vision and that the ICOP iVault MMS will compete with the products of our major competitors in the law enforcement in-car video market.

Manufacturing and Suppliers

We entered into a development and manufacturing agreement in 2005 with a Japanese company with ISO 9001 certification, pursuant to which the contract manufacturer has exclusive rights to manufacture the ICOP Model 20/20 and its successor, the ICOP Model 20/20-W. The initial term of the agreement is 10 years. While the contract manufacturer assisted in the development, we maintain the intellectual property rights necessary to produce both the ICOP Model 20/20 and ICOP Model 20/20-W. The contract manufacturer does have certain intellectual property rights to a method of operating the data compression used in the ICOP Model 20/20 and the ICOP Model 20/20-W. If this method were no longer available to us, another contract manufacturer could produce the unit, but a partial redesign would be required and could result in a production delay.

We entered into a license agreement in 2004 with another contract manufacturer, pursuant to which this contractor granted us the non-exclusive right to design, manufacture, use, sell and distribute software that decodes, reconstructs and displays video images based on the contractor’s proprietary technology, and agrees to sell us a supply of semiconductor chips that incorporate the proprietary technology. The initial term of the agreement is 10 years.

We also rely on several unaffiliated subcontractors to supply certain components and assemblies that are incorporated in our ICOP Model 20/20 and ICOP Model 20/20-W. We acquire our components on a purchase order basis and do not have long-term contracts with these suppliers.

We have entered into agreements with other manufacturers on an as-needed basis to produce new and additional products. We do not have long-term commitments with these suppliers. We have entered into an agreement in principle with respect to the manufacturing of the ICOP Model 4000.

Intellectual Property

We have filed U.S. patent applications covering aspects of the design and methods of operating the ICOP Model 20/20-W and additional new products and applications. No patents have yet issued. Among other things, the claims, as currently drafted, generally describe the use of a digital recording device in an integrated and synchronized surveillance system able to record data from cameras, microphones and global positioning system equipment, with the recording media housed in a driver accessible console opening originally manufactured into the vehicle, such as a car radio slot. The claims also are drafted to cover particular features and capabilities of the ICOP Model 20/20-W such as the system’s in-dash recorder, back-end searchable database and event “marking” capability. We also have secured registered trademarks for “ICOP,” “ICOP Digital” and the stylistic use of our logo. We intend to continue to seek formal intellectual property protections to protect our technologies, processes and designs, where we deem it necessary or appropriate. We also use confidentiality agreements with employees and key suppliers to ensure the confidentiality of our trade secrets.

Employees

As of May 31, 2008, we had 61 full-time employees including 8 in management and administration, 18 in sales and marketing, 14 in engineering, 10 in technical support and 7 in shipping/testing and 4 in technology. In addition, we had approximately 5 independent contractors working in research and development.

Property

Our offices are located in approximately 12,800 square feet of leased office and warehouse space in Lenexa, Kansas. Our lease is for five years through June 30, 2010 at a cost of $15,000 per month plus taxes, common area charges and insurance. During 2007, we leased an additional 9,400 square feet of office and warehouse space in Olathe, Kansas through June 30, 2010 at a cost of $8,015 per month plus taxes, common area charges and insurance. In March 2008, we acquired approximately 10 acres of land in Lenexa, Kansas on which we intend to construct new corporate facilities that we will occupy when our current leases expire.

Legal Proceedings

We do not know of any pending or threatened legal proceedings to which we are or would be a party or any proceedings being contemplated by governmental authorities against us, or any of our executive officers or directors relating to their services on our behalf.

MANAGEMENT

Directors, Executive Officers and Key Employees

Our executive officers, directors and key employees, and certain information about them, including their ages as of May 31, 2008, are as follows:

Name	Age	Position
David C. Owen	69	Chief Executive Officer and Director
Laura E. Owen	50	President, Chief Operating Officer, Corporate Secretary and Director
Derick D. Shupe	34	Chief Financial Officer and Treasurer
L. Derrick Ashcroft	78	Director
Noel Koch	69	Director
Roger L. Mason	55	Director
Tom Tougas	43	Director of Engineering
David Nicholl	26	Director of Technology

The following is a brief description of the principal occupation and recent business experience of each of our directors, executive officers and key employees:

Directors and Executive Officers

David C. Owen has served as a director since January 2003 and as our Chief Executive Officer since July 2004. From July 2004 until August 2006, he also served as our President, and from January 2004 to July 2004, he was our Chief Financial Officer. Since 1985, Mr. Owen has been president of Owen & Associates, Inc., a private investment and management entity. Mr. Owen has more than 40 years of experience in the financial industry and has served in executive management positions with both retail and investment banks. He served as a Kansas State Senator from 1968 to 1972 and as Lieutenant Governor of Kansas from 1972 to 1974. He received a B.A. degree in Business Administration and Economics from Ottawa University in Ottawa, Kansas. In September 2004 in connection with an action brought by the Securities Commission of Kansas involving the private sale of a small amount of unregistered securities not involving us, Mr. Owen stipulated to a consent decree enjoining him and his agents from acting as a broker-dealer in Kansas unless registered under the Kansas Securities Act or exempt from registration, from offering or selling unregistered securities in Kansas unless exempt from registration, and from otherwise violating the Kansas Securities Act. Mr. Owen, who was not an officer, director or placement agent for the company involved, stipulated to the consent decree in order to dispose of the action expeditiously and did not admit any of the allegations.

Laura E. Owen has served as our President and a director since August 2006, as our Chief Operating Officer since March 2005, and as our Corporate Secretary since May 2003. From 1998 until May 2003, she served as President of Unicard.com, Inc., a travel insurance company. Ms. Owen has spent over two decades working on business issues in the public and private sectors. In 1991, she became the first woman to be appointed Secretary of Commerce for the State of Kansas, the state’s economic development agency. Ms. Owen received a B.S. degree in Business Administration from Delaware Valley College in Philadelphia.

Derick D. Shupe has served as our Chief Financial Officer and Treasurer since June 2007. Prior to joining us, Mr. Shupe was the Director of Internal Audit from May 2005 through May 2007 at Euronet Worldwide, Inc., a global leader for processing secure electronic financial transactions. Prior to his tenure at Euronet, Mr. Shupe spent over nine years in public accounting at Ernst & Young LLP. Mr. Shupe received a B.S. degree in Accounting and Business Management from Baker University.

L. Derrick Ashcroft has served as a director since March 2005. Mr. Ashcroft is involved in banking and tax consulting for high net worth individuals. He currently owns and operates a cattle ranch in New Mexico. He currently serves on the board of Dijji Corp, a publicly traded mobile media company whose products include ringtones, games, images and messaging services for mobile devices. Mr. Ashcroft received an M.A. degree from Oxford University in England.

Noel Koch has served as a director since March 2005. He is an expert on terrorism and security-related issues, with over 40 years of experience in developing advanced analytical procedures for identifying and assessing potential threats to individuals and to institutional and corporate assets. Since August 1986, Mr. Koch has served as the president and chief executive officer of International Security Management, Inc., a provider of security services to foreign and domestic government agencies, corporations and individuals in high-risk environments. Since August 1986, he also has served as the president and chief executive officer of Transecur, Inc., an on-line, interactive global security information service with offices in the U.S. and Europe. Mr. Koch also is a partner in Anchor Special Risks Registry, a computer-based system designed to record and assess hostile activities towards corporations and other institutions. Mr. Koch is a former instructor for the U.S. State Department’s Anti-Terrorism Assistance Program, and served for over five years as Director of Special Planning in the U.S. Department of Defense. Mr. Koch received a B.A. degree in English from Widener University and an M.A. degree in Political Science from Bryn Mawr College.

Roger L. Mason has served as a director since January 2004. From May 2002 until January 2004, he served as a director of ICOP Nevada. Since 1995, Mr. Mason has been a broker at the Fishman & Company Realtors, a real estate business, in Olathe, Kansas. He received a B.S. degree in Construction Technology from Pittsburg State University in Pittsburg, Kansas.

There are no family relationships among our executive officers and directors, except that Mr. and Ms. Owen are husband and wife.

Key Employees

Tom Tougas has served as our Director of Engineering since October 2007. Prior to joining ICOP, Mr. Tougas spent the last nine years working for General Electric as an Engineering leader and Product Manager. Mr. Tougas holds a B.S. degree in Engineering with a Minor in Economics from Harvey Mudd College in Claremont, California.

David Nicholl has served as our Director of Technology since August 2006. From May 2004 until August 2006, he held various technology and quality-related positions for Bayer Healthcare, Inc. Mr. Nicholl graduated with a B.S. degree in Biochemistry and Molecular Biology from Boston University in May 2004.

Advisory Board

In November 2005, we formed an Advisory Board of experts in the industries we serve. The Advisory Board is currently made up of four persons, and we anticipate that it will have more members in the future.

Lou Anemone has served on our Advisory Board since November 2005. Until his retirement in 1999, he was Chief Operating Officer of the New York Police Department. From October 2001 to December 2001, he was Deputy Director of the New York State Office of Public Security. From December 2001 to May 2003, he was Director of Security for the Metropolitan Transportation Authority. From November 1999 until October 2001, and since June 2003, Chief Anemone has owned and operated a law enforcement and counter-terrorism consulting company, Anemone Consulting, Inc.

Col. John Garrett, USMC (retired), has served on our Advisory Board since December 2006. Following a highly decorated and accomplished military career spanning more than 30 years, Col. Garrett is currently engaged in assisting clients in identifying federal grants and contracting opportunities for government projects in the United States and abroad through regular contact with U.S. government procurement agencies.

Tully Plesser has served on our Advisory Board since August 2007. He currently serves as Chairman of Consensus Research Group, a global strategic research and consulting organization headquartered in New York City with Research Centers in Philadelphia, Los Angeles and Düsseldorf, Germany.

Bryan Ferguson has served on our Advisory Board since December 2007. He currently as a Vice President of Shaw Capital, Inc., the project development and financial services arm of The Shaw Group, Inc. His responsibilities include the development of equity investment projects, assets or acquisitions, providing deal structure, equity and debt financing arrangements and partnership alignment. Mr. Ferguson supports our state and federal legislative and political efforts.

Board Classifications and Committees

Our Board of Directors is divided into three classes as nearly equal in number as possible. Each year the stockholders elect the members of one of the three classes to three-year terms of office. Currently, Mr. Owen and Mr. Ashcroft are serving terms that expire in 2010, Mr. Mason and Ms. Owen are serving terms that expire in 2009, and Mr. Koch is serving a term that expires in 2008.

Our Board of Directors has three standing committees: an Audit Committee, a Compensation and Incentive Plan Committee and a Nominating and Governance Committee.

Audit Committee. Our Audit Committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with independent auditors and audits of financial statements. Specific responsibilities include the following:

•	selecting, hiring and terminating our independent auditors;

•	evaluating the qualifications, independence and performance of our independent auditors;

•	approving the audit and non-audit services to be performed by our independent auditors;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	with management and our independent auditors, reviewing any earnings announcements and other public announcements regarding our results of operations; and

•	preparing the report that the SEC requires in our annual proxy statement.

Our Audit Committee is comprised of Messrs. Ashcroft, Koch and Mason. Mr. Ashcroft serves as Chairman of the Audit Committee. The Board has determined that all members of the Audit Committee are independent under the rules of the SEC, and the Nasdaq Stock Market. The Board has determined that Mr. Ashcroft qualifies as an “audit committee financial expert,” as defined by the rules of the SEC.

Compensation and Incentive Plan Committee. Our Compensation and Incentive Plan Committee assists our Board of Directors in determining the compensation of our officers, directors and employees. Specific responsibilities include the following:

•	approving the compensation and benefits of our executive officers;

•	reviewing the performance objectives and actual performance of our officers; and

•	administering our stock option and other equity compensation plans.

Our Compensation and Incentive Plan Committee is comprised of Messrs. Ashcroft, Koch and Mason. Mr. Mason serves as Chairman of the Compensation Committee. The Board has determined that all members of the Compensation and Incentive Plan Committee are independent under the rules of the Nasdaq Stock Market.

Nominating and Governance Committee. Our Nominating and Governance Committee assists the Board by identifying and recommending individuals qualified to become members of our Board of Directors, reviewing correspondence from our stockholders, and establishing, evaluating and overseeing our corporate governance guidelines. Specific responsibilities include the following:

•	evaluating the composition, size and governance of our Board of Directors and its committees and make recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering stockholder nominees for election to our Board of Directors; and

•	evaluating and recommending candidates for election to our Board of Directors.

Our Nominating and Governance Committee is comprised of Messrs. Ashcroft, Koch and Mason. Mr. Koch serves as Chairman of our Nominating and Governance Committee. The Board has determined that all members of the Nominating and Governance Committee are independent under the rules of the Nasdaq Stock Market.

Code of Ethics

We have adopted a code of ethics that applies to our officers (including our principal executive, financial and accounting officers), directors, employees and consultants. The text of our code of ethics is available on our website at www.icop.com. If disclosure of an amendment or waiver to our code of ethics is required under Form 8-K, we intend to satisfy such disclosure requirement by timely filing a Form 8-K or by posting such information on our website.

Director Compensation

Each non-employee director receives cash compensation in the form of board and committee meeting fees. Currently, each of our non-employee directors is entitled to receive $500 for attendance at each meeting of the board and $500 for attendance at each meeting of a board committee. Telephonic attendance fees are $250. In addition, each committee chairman is entitled to receive $1,500 for each board committee meeting that he attends as committee chairman. In 2007, in addition to fees, each non-employee director received options to purchase 15,000 shares as consideration for board and committee service.

Director Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total	Options Outstanding(2)
L. Derrick Ashcroft	$10,500	$23,775	$34,275	22,500
Noel Koch	$10,500	$23,775	$34,275	22,500
Roger Mason	$10,500	$23,775	$34,275	22,500

(1)	Represents fair market value of options granted during the year ended December 31, 2007, calculated using the Black-Scholes option pricing model and related assumptions as disclosed in Note 5: Shareholders’ Equity of our 2007 audited financial statements included elsewhere in this prospectus.

(2)	As of December 31, 2007.

Executive Compensation

The following table sets forth certain information concerning total compensation received by our Chief Executive Officer and our other most highly compensated executive officers and other persons (the “Named Executive Officers”) for services rendered to ICOP in all capacities for the last two fiscal years, but is limited to executive officers other than our Chief Executive Officer who earned more than $100,000 in total compensation during the last fiscal year.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
David C. Owen	2007	220,834	373,567	—	79,250	—	—	17,455	(4)	691,106
Principal Executive Officer	2006	136,539	—	1,170,000	164,000	—	—	18,263	(5)	1,488,802
Laura E. Owen	2007	189,072	373,567	—	79,250	—	—	18,005	(6)	659,894
Principal Operating Officer	2006	125,000	—	1,170,000	52,000	—	—	16,599	(7)	1,363,599
John C. Garrison	2007	90,392	—	—	9,385	—	—	3,762	(8)	103,539
Former Principal Financial Officer (9)	2006	108,000	—	—	37,000	—	—	1,350	(8)	146,350

(1)	Represents the cash bonus paid equal to the income tax cost on the restricted common stock awarded becoming unrestricted.

(2)	Represents the fair value of 200,000 shares of restricted common stock awarded to each of Mr. Owen and Ms. Owen. Fair value of these restricted share awards was determined to be $5.85 per share on the grant date. Half of the shares became unrestricted in 2007 when we accumulated a total of $15 million in revenue. As of July 10, 2008, the remaining half of the shares were cancelled.

(3)	The amounts recognized reflect the amounts recognized as share-based compensation expense in our financial statements for the fiscal year ended December 31, 2007 in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payment (“SFAS No. 123R”). In conjunction with the provisions of SFAS 123R, we amortize compensation expense for the grant date fair value of option awards evenly over the vesting period under the straight-line method.

(4)	Includes auto allowance of $8,139 and 401(k) Company contribution of $9,316.

(5)	Includes auto allowance of $11,819 and 401(k) Company contribution of $6,444.

(6)	Includes auto allowance of $10,200 and 401(k) Company contribution of $7,805.

(7)	Includes auto allowance of $10,200 and 401(k) Company contribution of $6,399.

(8)	Includes 401(k) Company contribution.

(9)	Mr. Garrison resigned in June 2007.

Option Exercises and Holdings

The following table sets forth, as to the Named Executive Officers, certain information concerning the number of shares subject to both exercisable and unexercisable stock options outstanding as of December 31, 2007 and the number of shares of common stock received upon exercise of options during the last fiscal year.

Outstanding Equity Awards At December 31, 2007

					Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($) (1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock that have Not Vested ($)
	Number of Securities Underlying Unexercised Options (#)
Name and Principal Position	Exercisable		Unexercisable
David C. Owen	100,000		—		—	$5.85	12/31/12	100,000	405,000
Principal Executive Officer	50,000	(3)	—		—	$5.85	12/31/12
	50,000		—		—	$5.50	12/31/14
	200,000		—		—	$5.85	12/31/15
	25,000		25,000	(3)(4)	—	$6.80	8/8/12
Laura E. Owen	25,000	(5)	—		—	$5.85	4/26/09	100,000	405,000
Principal Operating Officer	12,500	(5)	—		—	$5.85	12/31/12
	50,000		—		—	$5.50	12/31/14
	100,000		—		—	$5.85	12/31/15
	25,000	(5)	25,000	(4)(5)		$6.80	8/8/12
John C. Garrison (5)	8,000		2,000	(6)	—	$5.85	12/31/09	—	—
Former Principal Financial Officer	6,000		4,000	(6)	—	$5.85	12/31/10

(1)	In 2006, we cancelled option awards of 600,000 shares of common stock having exercise prices ranging from $6.45 to $10.00 and reissued the same number of option awards with exercise prices of $5.85 per share.

(2)	Shares of restricted common stock become vested when we achieve three consecutive months positive earnings before interest, taxes, depreciation and amortization. Upon meeting the conditions and vesting of the award, the officer will also receive a cash bonus equal to the income tax cost of the stock award. Market value of the stock award was determined using the year-end closing market price of $4.05 per share. On July 10, 2008, these shares were cancelled.

(3)	On July 10, 2008, 50,000 options to purchase shares of common stock at $5.85 per share, 50,000 options to purchase shares of common stock at $6.80 per share and 100,000 shares of restricted stock were cancelled in exchange for 200,000 options to purchase common stock at $1.39 per share.

(4)	50% of the award vested upon grant, with the remaining 50% to vest on August 8, 2008.

(5)	On July 10, 2008, 37,500 options to purchase shares of common stock at $5.85 per share, 50,000 options to purchase shares of stock at $6.80 per share and 100,000 shares of restricted stock were cancelled in exchange for 200,000 options to purchase common stock at $1.39 per share.

(6)	Mr. Garrison resigned in June 2007.

(7)	Option awards vest ratably over a five-year period.

Employment Agreements

David C. Owen, our Chief Executive Officer, is employed pursuant to an Executive Employment Agreement dated August 10, 2006, as amended and restated effective March 16, 2008, with annual compensation of $225,000 per year. On each anniversary of the agreement, commencing on March 16, 2009, one year will be added to the term of Mr. Owen’s employment with us so that as of each anniversary of the agreement, the term of Mr. Owen’s employment will be two years.

The agreement provides for increases in the base salary at the discretion of our board of directors. The agreement notwithstanding, effective October 20, 2004, Mr. Owen voluntarily agreed to reduce his salary to $125,000 annually until we reached accumulated gross revenues of $8 million, at which time his salary was to be restored to $225,000 and accrued but unpaid salary and other compensation (which totaled approximately $115,000) would be paid in full. The $8 million threshold was achieved in December 2006, Mr. Owen received payment of the unpaid compensation, and his salary was restored to $225,000 effective January 1. 2007. The agreement further provides that Mr. Owen is entitled to participate in our stock option and 401(k) plans, to receive a monthly car allowance of $850 or a company-provided vehicle, to be covered by our health insurance plan and to reimbursement of reasonable out-of-pocket expenses. The agreement is renewable by mutual agreement.

Laura E. Owen, our President, Chief Operating Officer and Corporate Secretary, is employed pursuant to an Executive Employment Agreement dated August 10, 2006, as amended and restated effective March 16, 2008, with annual compensation of $225,000 per year. On each anniversary of the agreement, commencing on March 16, 2009, one year will be added to the term of Ms. Owen’s employment with us so that as of each anniversary of the agreement, the term of Ms. Owen’s employment hereunder will be two years.

The agreement notwithstanding, effective October 20, 2004, Ms. Owen voluntarily agreed to reduce her annual salary to $125,000 until we reach accumulated gross revenues of $8 million, at which time her salary would be restored to $175,000 and accrued but unpaid salary and other compensation (which totaled approximately $83,000) would be paid in full. The $8 million threshold was achieved in December 2006, Ms. Owen received payment of the unpaid compensation and her salary was restored to $175,000 effective January 1, 2007. The agreement further provides that Ms. Owen is entitled to participate in our stock option and 401(k) plans, to receive a monthly car allowance of $850 or a company-provided vehicle, to be covered by our health insurance plan and to reimbursement of reasonable out-of-pocket expenses. The agreement is renewable by mutual agreement.

On July 10, 2008, Mr. Owen and Ms. Owen were each granted 200,000 options to purchase shares of common stock at an exercise price of $1.39 per share, the closing price of our common stock on July 10, 2008, as reported on the NASDAQ Capital Market. These options are immediately exercisable, expire on July 9, 2018, and were granted pursuant to, and are subject to the terms, conditions and forfeiture provisions of, our 2002 Stock Option Plan. We granted these options in exchange for (i) Mr. Owen’s agreement to cancel 100,000 unvested shares of restricted stock, 50,000 options to purchase shares of common stock at $5.85 per share and 50,000 options to purchase shares of common stock at $6.80 per share, and (ii) Ms. Owen’s agreement to cancel 100,000 unvested shares of restricted stock, 37,500 options to purchase shares of common stock at $5.85 per share and 50,000 options to purchase shares of common stock at $6.80 per share.

2002 Stock Option Plan

In June 2002, the Board of Directors and stockholders of ICOP Nevada approved the Company’s 2002 Stock Option Plan (the “2002 Plan”). The 2002 Plan authorized the grant and issuance of options, restricted shares and other equity compensation to directors, employees, officers and consultants of ICOP Nevada. Initially, 500,000 shares of ICOP Nevada common stock were reserved for issuance under the 2002 Plan; however, the number of shares reserved automatically increases on each anniversary of the 2002 Plan by an amount equal to 0.5% of the then issued and outstanding shares of ICOP Nevada common stock. When we acquired ICOP Nevada in January 2004, any rights to acquire ICOP Nevada common stock under the 2002 Plan were converted so as to permit acquisition of our common stock instead. Notwithstanding these automatic increases, the 2002 Plan requires that no more than 300,000 shares be issued in connection with the exercise of incentive stock options under the 2002 Plan. On November 20, 2005 and August 10, 2006, our Board of Directors and stockholders, respectively, approved an increase to the number of shares of common stock reserved under the 2002 Plan from 552,041 to 1,500,000 shares.

The 2002 Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the 2002 Plan, the Committee determines who will receive the options, the number of options granted, the manner of exercise and the exercise price of the options. The term of incentive stock options granted under the 2002 Plan may not exceed ten years, or five years for options granted to an optionee owning more than 10% of our voting stock. The exercise price of an incentive stock option granted under the 2002 Plan must be equal to or greater than the fair market value of the shares of our common stock on the date the option is granted. The exercise price of a non-qualified option granted under the 2002 Plan must be equal to or greater than 85% of the fair market value of the shares of our common stock on the date the option is granted, although we expect that the exercise price of future grants will be set at or above fair market value. An incentive stock option granted to an optionee owning more than 10% of our voting stock must have an exercise price equal to or greater than 110% of the fair market value of our common stock on the date the option is granted. We also have granted shares of restricted stock to certain of our executive officers under the 2002 Plan. Vesting of these shares is dependent upon us meeting certain revenue and income milestones.

As of May 31, 2008, options to purchase 1,135,000 shares of common stock remained outstanding and stock grants of 200,000 shares of common stock remained restricted. Approximately 12,000 shares were borrowed from the next plan year for options granted in accordance with the 2002 Plan. At our annual stockholders meeting scheduled for August 7, 2008, our stockholders will vote to approve an increase in the number of shares available under the 2002 Plan to 2,036,346.

2005 Employee Stock Purchase Plan

In November 2005, the Board of Directors approved our 2005 Employee Stock Purchase Plan (the “2005 ESPP”). The plan authorizes the eligible employees to subscribe for the periodic purchase of our common stock through payroll deductions. The purchases occur during defined purchase periods, and the purchase price generally is 85% of the fair market value of the common stock on the first or last dates of a purchase period, whichever is lower. Eligible employees are those who work for us for more than 20 hours a week, whose customary employment is for more than five months in a calendar year, and whose stock ownership in ICOP will not equal or exceed 5% of the voting power or value of all classes of our stock as a result of purchases under the 2005 ESPP.

The 2005 ESPP is administered by the Board of Directors. As of May 31, 2008, 21,763 shares had been sold under the 2005 ESPP, leaving 178,237 available for future sale to employees.

PRINCIPAL STOCKHOLDERS

Set forth below is information regarding the beneficial ownership of our common stock, as of May 31, 2008 by (i) each person whom we know owned, beneficially, more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our Named Executive Officers, and (iv) all of the current directors and executive officers as a group. We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares beneficially owned. Shares issuable upon exercise of options or warrants currently exercisable or exercisable within 60 days of May 31, 2008 (July 30, 2008), are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned		Before this Offering	After this Offering
Executive Officers and Directors
David C. Owen	1,271,002	(2)	15.2%		%
Laura E. Owen	1,271,002	(2)	15.2%		%
Roger L. Mason	87,500	(3)	1.3%		%
L. Derrick Ashcroft	29,500	(4)	*		*
Noel Koch	28,300	(5)	*		*
All directors and officers as a group (six persons)	1,420,302		16.8%		%

5% Stockholders
Chester L.F. Paulson and Jacqueline M. Paulson (6)	1,404,755	(7)	16.8%		%
Paulson Family LLC (6)	1,204,755	(8)	14.6%		%
Paulson Capital Corp. (6)	1,182,455	(9)	14.3%		%
Paulson Investment Company (6)	1,182,455	(10)	14.3%		%
Walrus Partners, LLC (11)	388,833		5.2%		%

*	Less than 1%

(1)	Except as otherwise noted, the address of all persons named in this table is: c/o ICOP Digital, Inc., 16801 W. 116th Street, Lenexa, Kansas 66219.

(2)	Mr. Owen and Ms. Owen beneficially own: nonstatutory options held by Owen Enterprises, LLC to purchase 100,000 shares of common stock; the nonstatutory options held by Mr. Owen to purchase 450,000 shares of common stock; and nonstatutory options held by Ms. Owen to purchase 350,000 shares of common stock. In addition to options, Mr. and Ms. Owen beneficially own: 248,602 shares of common stock held by David & Laura Owen Trust dated 6/4/97; 60,400 shares of common stock held by Owen Enterprises, LLC; 25,000 shares of common stock held by Owen & Associations, Inc. Profit Sharing Plan; 5,000 shares of common stock held by DBM, LP; 5,000 shares of common stock held by Emerson B. Wells, LP; 25,000 shares of common stock held by MDN, LP; and 2,000 shares of common stock held by Ms. Owen.

(3)	Consists of 60,000 shares of common stock, and a warrant to purchase 5,000 shares of common stock and options to purchase 22,500 shares of common stock that are exercisable within 60 days of May 31, 2008.

(4)	Consists of 2,000 shares of common stock, and a warrant to purchase 5,000 shares of common stock and options to purchase 22,500 shares of common stock that are exercisable within 60 days of May 31, 2008.

(5)	Consists of 800 shares of common stock, and a warrant to purchase 5,000 shares of common stock and options to purchase 22,500 shares of common stock that are exercisable within 60 days of May 31, 2008.

(6)	The address of each Paulson 5% stockholder is: 811 SW Naito Parkway, Suite 200, Portland, Oregon 97204. Holdings of 5% stockholders are reported in reliance upon filings of the 5% stockholders with the SEC.

(7)	According to a Schedule 13G filed on February 4, 2008, due to their relationship to certain entities, Chester L.F. Paulson and Jacqueline M. Paulson (together, the “Paulsons”) may be deemed to be the beneficial owners of a total of 1,404,755 shares of common stock. The Paulsons may be deemed to control Paulson Capital Corp. (“PLCC”), which wholly owns Paulson Investment Company, Inc. (“PICI”). The Paulsons control and are the managing partners of the Paulson Family LLC (“LLC”). For a description of the securities held by PLCC, PICI, and LLC, please see the footnotes pertaining to each of those entities. The Paulsons directly own 100,000 shares of common stock and 100,000 warrants that are exercisable within 60 days of May 31, 2008.

(8)	Paulson Family LLC (“LLC”) directly holds 22,300 shares of common stock, and due to its relationship to Paulson Capital Corp., and Paulson Investment Company, Inc. (“PICI”), LLC indirectly holds an additional 1,182,455 shares of common stock, which are directly held by PICI. For a description of the securities hold by PICI, please see footnote 11.

(9)	As the parent of Paulson Investment Company, Inc. (“PICI”), Paulson Capital Corp. indirectly holds 1,182,455 shares of common stock, which are directly held by PICI. For a description of the securities held by PICI, please see footnote 11.

(10)	Paulson Investment Company, Inc. directly holds the following securities: (i) 365,380 shares of common stock; (ii) 332,725 warrants that are exercisable within 60 days of May 31, 2008; and (iii) underwriter’s warrants that are exercisable into 484,350 shares of common stock within 60 days of May 31, 2008.

(11)	The address of Walrus Partners, LLC (“Walrus”) is 8014 Olson Memorial, #232, Golden Valley, Minnesota 55427. The stock ownership of Walrus is reported in reliance upon filings made by Walrus with the SEC. Walrus is an investment advisor and may be deemed to possess voting and dispositive power over the securities. Walrus disclaims beneficial ownership of the securities.

RELATED PARTY TRANSACTIONS

Transactions Involving Related Persons

In March 2008, we purchased land for $900,000. The seller of this land hired and paid a 6% commission to its representative broker, of which Roger Mason is a 25% partner. The Audit Committee determined this transaction did not impair Mr. Mason’s independence to serve on our Audit Committee.

Paulson Investment Company, Inc., the representative of the underwriters and a greater than 5% stockholder, also served as the representative of the underwriters for our October 2006 public stock offering of 1,150,000 common shares and 1,150,000 common share warrants. In connection with the October 2006 offering, Paulson received as compensation a 10% underwriting discount on the shares and warrants sold by it and a non-accountable expense allowance of approximately $160,000.

Each of the aforementioned transactions with related parties was approved or ratified by a majority of our independent directors who did not have an interest in the transactions and who had access, at our expense, to the company’s or independent legal counsel.

Future Transactions

Future transactions with our officers, directors or greater than five percent stockholders will be on terms no less favorable to us than could be obtained from independent third parties, and all such transactions will be reviewed and subject to approval by our Audit Committee.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of no par value common stock, and 5,000,000 shares of no par value preferred stock. As of May 31, 2008, we had 7,462,937 shares of common stock and no shares of preferred stock outstanding. Assuming the sale of the 1,250,000 shares appearing on the cover page of this prospectus, we will have 8,712,937 shares of common stock outstanding.

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our articles of incorporation and our bylaws, both as amended (our “Articles of Incorporation” and “Bylaws,” respectively).

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Subject to the preference in dividend rights of any series of preferred stock that we may issue in the future, the holders of common stock are entitled to receive such cash dividends, if any, as may be declared by our Board of Directors out of legally available funds. Upon liquidation, dissolution or winding up, after payment of all debts and liabilities and after payment of the liquidation preferences of any shares of preferred stock then outstanding, the holders of the common stock will be entitled to participate pro rata in all assets that are legally available for distribution.

Other than the rights described above, the holders of common stock have no preemptive subscription, redemption, sinking fund or conversion rights and are not subject to further calls or assessments. The rights and preferences of holders of common stock will be subject to the rights of any series of preferred stock that we may issue in the future.

Preferred Stock

As of May 31, 2008, there were 5,000,000 shares of preferred stock authorized, of which 1,000,000 shares were designated as Series A Convertible Preferred Stock. As of May 31, 2008, there were no shares of preferred stock outstanding.

Our Board of Directors is authorized by our Articles of Incorporation to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to Colorado law, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. At present we have no plans to issue any shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our Board of Directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock. Our Board presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Warrants

Bridge Warrants. In March 2005, we completed a $2.2 million bridge loan from lenders to help us meet our working capital needs. In connection with these bridge loans, we issued warrants (“Bridge Warrants”) to the noteholders to purchase up to approximately 400,000 shares of common stock at an exercise price of $4.125 per share, subject to certain adjustments. The Bridge Warrants expire on January 31, 2010. A total of 360,002 of these Bridge Warrants remained unexercised and outstanding at May 31, 2008.

Consultants’ Warrants. In November 2005, we issued a warrant to a consultant to purchase up to 25,000 shares of common stock for $7.50 per share, subject to certain adjustments. The warrant expires in November 2010. In August 2006, we issued a warrant to a consultant to purchase up to 10,000 shares of common stock for $7.50 per share, subject to certain adjustments. The warrant expires in August 2011. In September 2006, we issued a warrant to a consultant to purchase up to 30,000 shares of common stock for $6.81 per share, subject to certain adjustments. The warrant expires in September 2009. All of these warrants remained unexercised and outstanding at May 31, 2008.

Independent Directors’ Warrants. In 2005, we granted each member of our audit committee a warrant to purchase 5,000 shares of our common stock at an exercise price of $6.535 per share, subject to certain adjustments. The warrants expire in December 2009. These warrants remained unexercised and outstanding at May 31, 2008.

Redeemable Warrants. In July 2005, we completed a public offering of 1,495,000 units, each unit consisting of two shares of common stock and two redeemable warrants. In December 2005, we completed a private placement of 650,000 shares of common stock and 227,500 redeemable warrants identical to the redeemable warrants issued in our July 2005 public offering. In October 2006, we completed a public offering of 1,150,000 shares and 1,150,000 redeemable warrants identical to the redeemable warrants issued in our July 2005 public offering and December 2005 private placement. Each redeemable warrant issued in our 2005 and 2006 public offerings and in our 2005 private placement is exercisable for one share of common stock at $6.19 per share, subject to adjustment, until July 8, 2010, unless redeemed earlier. As of May 31, 2008, 4,315,894 of the 4,367,500 redeemable warrants issued remained unexercised and outstanding.

Representative’s Purchase Warrant. In connection with our public offering of 1,300,000 units in July 2005, we issued a warrant to Paulson Investment Company, Inc., the representative of the underwriters, to purchase up to 130,000 units at an exercise price of $9.90 per unit, subject to certain adjustments. Each unit consists of two shares of common stock and two redeemable warrants. The representative’s warrant expires in July 2010, and 99,150 representative’s warrants are outstanding at May 31, 2008.

Placement Agent Warrants. In connection with our December 2005 private placement, we issued a warrant to the placement agent, Paulson Investment Company, Inc., to purchase up to 65,000 shares of common stock and 22,750 underlying redeemable warrants (“Agent Redeemable Warrants”) at an exercise price of $5.92 per one share and 0.35 redeemable warrant (exercisable at $6.19), subject to certain adjustments. The Agent Redeemable Warrants expire in July 2010 and remained unexercised and outstanding at May 31, 2008.

Except for the August 2006 consultant’s warrant to purchase 10,000 shares for $7.50 per share, all of the shares underlying each of the aforementioned warrants (including the shares underlying Placement Redeemable Warrants and the Agent Redeemable Warrants) have been registered for resale under the Securities Act of 1933, as amended (the “Securities Act”).

Authorized but Unissued Shares

The authorized but unissued shares of common and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Effects of Certain Provisions of Colorado Law and Our Articles of Incorporation and Bylaws

Our Articles of Incorporation and Bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.

Removal of Directors. Our Bylaws provide that our directors may only be removed by the affirmative vote of the shares entitled to vote at an election of directors; provided, however, that if less than the entire Board of Directors is to be removed, no one director may be removed if the vote cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors. Although our Bylaws do not give the Board the power to approve or disapprove stockholder nominations for the election of directors or of any other business stockholders desire to conduct at an annual or any other meeting, the Bylaws may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed, or discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control, even if the conduct of that solicitation or attempt might be beneficial to our stockholders.

Staggered Board. Our Board of Directors is divided into three nearly equal classes, with the directors of one class standing for election each year. Staggered terms tend to protect against sudden changes in management and may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders, such as removing directors from our Board as provided under Colorado law.

Stockholder Action by Written Consent; Special Meetings. Colorado law prohibits stockholder action by written consent in lieu of a meeting unless such written action is signed by all of our stockholders or such lesser number of stockholders if provided for in the Articles of Incorporation. Our Articles of Incorporation provide that written consent of an action may be effected by signatures of that number of shares of common stock required to approve that action. Our Bylaws provide that special meetings of stockholders can be called by the President, by the Board of Directors or by the President upon the request of holders of 10% or more of the outstanding shares entitled to vote at the meeting.

Transfer Agent, Warrant Agent and Registrar

Our transfer agent and registrar for our common stock and warrant agent for the warrants is Computershare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

SHARES ELIGIBLE FOR FUTURE SALE

This Offering, Restricted Stock, Lock-Up Agreements

Upon completion of this offering, we will have a total of 8,712,937 shares of common stock issued and outstanding, based on our shares outstanding at May 31, 2008 (assuming no exercise of the underwriters’ over-allotment option or any other outstanding options and warrants). Of the shares to be outstanding upon completion of this offering, a total of approximately 6,451,380 shares, including 1,250,000 shares sold in this offering, will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act (“Rule 144”).

The remaining 2,261,557 shares of common stock outstanding immediately after this offering are “restricted shares” as that term is defined in Rule 144. Of these restricted shares, 856,802 shares are subject to lock-up agreements with Paulson Investment Company, Inc., the representative of the underwriters, providing that those stockholders subject to the lock-up agreements will not offer, sell, contract to sell or otherwise dispose of any common stock or any securities that are convertible into common stock for a period of 90 days after the date of the completion of this offering without the prior written consent of Paulson.

Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, which is summarized below.

Rule 144

Effective February 15, 2008, the SEC amended Rule 144. The recently adopted amendments, among other things, shorten the holding periods for restricted securities for both non-affiliates and affiliates under Rule 144. Rule 144, as amended, provides that non-affiliates that have held restricted securities of a reporting company for at least six months and have not had an affiliate relationship with us during the preceding three months may sell their securities without restriction or limitation, other than that Rule 144’s public information requirements must be satisfied during the six months following satisfaction of the six-month holding period requirement. The amendments to Rule 144 permit affiliates that have held restricted securities for at least six months to sell such restricted securities in accordance with the traditional conditions of Rule 144, including the public information requirement, the volume limitations, manner of sale provisions and notice requirements. In particular, an affiliate who has beneficially owned shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 87,130 shares immediately after this offering; or

•	the average weekly trading volume of our common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Options and Warrants

As of May 31, 2008, 1,135,000 shares were issuable upon exercise of outstanding stock options and 5,240,246 shares were issuable upon exercise of outstanding warrants. All 1,500,000 of the shares currently reserved for issuance under the 2002 Plan have been registered on a Form S-8 registration statement and are freely tradable (except by affiliates). Other than 10,000 shares issuable upon exercise of a warrant issued in August 2006 and 30,000 shares issuable upon exercise of a warrant issued in September 2006, all of the shares issuable upon exercise of the warrants have been registered for resale on Form S-3 registration statements and are freely tradable.

As of May 31, 2008, 21,763 shares have been issued to eligible employees under our 2005 ESPP and 178,237 shares remain available for sale. All of the shares reserved under our 2005 ESPP have been registered for resale on a Form S-8 registration statement and are freely tradable.

UNDERWRITING

Paulson Investment Company, Inc. is acting as the representative of the underwriters. We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. In connection with this offering and subject to certain terms and conditions, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell, the number of shares set forth opposite the name of each underwriter.

Underwriters	Number of Shares
Paulson Investment Company, Inc.
Neidiger, Tucker, Bruner, Inc.

Total	1,250,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option, if any shares are purchased. The underwriters are offering the shares when, as and if issued to and accepted by them, subject to a number of conditions, including:

•	receipt by the underwriters of an auditor’s letter and officer’s certificate;

•	no stop order suspending the effectiveness of the registration statement in effect and no proceedings for such purpose instituted or threatened;

•	approval of legal matters by counsel for the underwriters, including the validity of the shares; and

•	the underwriters’ right to reject orders in whole or in part.

The representative of the underwriters has advised us that the underwriters propose to offer our shares to the public at the offering price set forth on the cover page of this prospectus and to selected dealers at that price less a concession of not more than $            per share. The underwriters and selected dealers may reallow a concession to other dealers, including the underwriters, of not more than $            per share. After completion of the public offering of the shares, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

The underwriters have informed us that they do not expect to confirm sales of our shares offered by this prospectus on a discretionary basis.

We have been advised by the representative of the underwriters that the underwriters intend to make a market in our securities but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with the offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically.

Over-allotment Option

Pursuant to the underwriting agreement, we have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 187,500 shares on the same terms as the other shares being purchased by the underwriters from us. The underwriters may exercise the option solely to cover over-allotments, if any, in the sale of the shares that the underwriters have agreed to purchase. If the over-allotment option is exercised in full, the total public offering price, underwriting discount and proceeds to us before offering expenses will be $2,084,375, $208,438 and $1,875,938, respectively.

Stabilization

The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

•

Stabilizing transactions consist of bids or purchases made by the representative for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

•

Short sales and over-allotments occur when the representative, on behalf of the underwriting syndicate, sells more of our shares than it purchases from us in this offering. To cover the resulting short position, the representative may exercise the over-allotment option described above or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will make available a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of shares covered by the registration statement.

•

Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the representative.

•

Penalty bids permit the managing underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the Nasdaq Capital Market or otherwise.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Underwriters’ Compensation

We have agreed to sell the shares to the underwriters at the initial offering price of $             per share, which represents the initial public offering price of the shares set forth on the cover page of this prospectus less the 10% underwriting discount. The underwriting agreement also provides that Paulson Investment Company, Inc. will be paid a non-accountable expense allowance equal to 3% of the gross proceeds from the sale of the shares offered by this prospectus, excluding any shares purchased on exercise of the over-allotment option. We are not required to pay, or reimburse the underwriters for, the legal fees incurred by the underwriters in connection with this offering.

On completion of this offering, we will issue to the representative of the underwriters warrants to purchase up to 125,000 shares at a price of per share equal to 120% of the offering price of the shares. The representative’s warrants will be exercisable at any time beginning one year after the effective date of the registration statement of which this prospectus is part, and will expire on the fifth anniversary of the effective date. In compliance with the lock-up restrictions set forth in NASD Rule 2710(g)(1), neither the representative’s warrants nor the underlying securities may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of one year immediately following the date of effectiveness or commencement of sales of the offering, except to any member participating in the offering and the officers or partners thereof, and only if all securities so transferred remain subject to the one-year lock-up restriction for the remainder of the lock-up period.

The holder of these warrants will have, in that capacity, no voting, dividend or other stockholder rights. Any profit realized on the sale of the shares issuable upon exercise of these warrants may be deemed to be additional underwriting compensation. The securities underlying these warrants are being registered pursuant to the registration statement of which this prospectus is a part. During the term of these warrants, the holder thereof is given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time at which these warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

The following table summarizes the underwriting discount we will pay to the underwriters and the non-accountable expense allowance we will pay to the representative of the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Total
	Per Share	Without Over- Allotment	With Over- Allotment
Underwriting discount	$	$	$
Non-accountable expense allowance	$	$	$

Lock-Up Agreements

Our officers and directors have agreed that for a period of 90 days from the date this registration statement becomes effective they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, other than through existing Rule 10b5-1 trading plans, intra-family transfers or transfers to trusts for estate planning purposes, without the consent of Paulson Investment Company, Inc. which consent will not be unreasonably withheld. Paulson Investment Company, Inc. may consent to an early release from the 90-day lock-up period if, in its opinion, the market for the common stock would not be adversely affected by sales and in cases of an officer’s or director’s financial emergency. We are unaware of any officer or director who intends to ask for consent to dispose of any of our equity securities during the lock-up period.

Determination of Offering Price

The public offering price of the shares offered by this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the shares were:

•	the current price of our common stock at the time of pricing;

•	our history and our prospects;

•	the industry in which we operate;

•	the status and development prospects for our products and proposed products;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

FINRA’s Conflict of Interest Rule

Because Paulson Investment Company, Inc., the representative of the underwriters of this offering, and its affiliates beneficially own more than 10% of our common stock, they are deemed to have a “conflict of interest” under NASD Rule 2720. Accordingly, the offering is being made in compliance with the applicable provisions of NASD Rule 2720. That rule requires that the public offering price of the common stock be no higher than that recommended by a “qualified independent underwriter,” as defined in NASD Rule 2720. Neidiger, Tucker, Bruner, Inc. has assumed the responsibilities of acting as qualified independent underwriter, has performed due diligence investigations and has reviewed and participated in the preparation of the registration statement and the prospectus related to this offering. As compensation to Neidiger for agreeing to serve as the qualified independent underwriter, Paulson has agreed to pay Neidiger the underwriting and management fees on an aggregate of 250,000 shares sold in this offering, plus 25,000 of the representative’s warrants, all out of the compensation that Paulson would otherwise receive. In addition, Neidiger has the right to retain up to 250,000 shares in the selling group and will be paid the full sales concession on its final retention. Because Neidiger’s compensation is being paid by Paulson, the compensation will not increase the total compensation we have agreed to pay to the underwriters in this offering.

LEGAL MATTERS

Holland & Knight LLP, Portland, Oregon, will pass upon the validity of the common stock offered by this prospectus on our behalf. Certain legal matters will be passed upon for the underwriters by Wickersham & Murphy, P.C., Palo Alto, California.

EXPERTS

Our financial statements for the years ended December 31, 2006 and December 31, 2007 in this prospectus have been audited by Cordovano & Honeck LLP, independent certified public accountants, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the securities offered by this prospectus, we have filed a registration statement on Form S-1 under the Securities Act with the SEC. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits. For further information with respect to our shares and us, you should refer to the registration statement and the accompanying exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to. You may inspect a copy of the registration statement and the accompanying exhibits without charge at the SEC’s public reference facilities, 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies of all or any part of the registration statement from those offices for a fee. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically. The address of the website is www.sec.gov.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, that require us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference facilities of the SEC at the address set forth above, and copies of such material may be obtained from the Public Reference Section of the SEC at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s website at www.sec.gov.

INDEMNIFICATION

Our Bylaws provide that, in the event a director, officer or employee is made a party or threatened to be made a party by reason of service as a director, officer or employee of ours (or by reason of service as a director, officer, employee or agent of another entity at our request), then we shall indemnify that individual against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and, in the case of conduct in the person’s official capacity, in a manner the person reasonably believed to be in our best interests or, in all other cases, in a manner that was at least not opposed to our best interests. Notwithstanding the foregoing, no indemnification shall be made if the person is adjudged to be liable to us, or if the person is adjudged liable on the basis that the person derived an improper personal benefit. Under certain circumstances, we may pay expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding in advance to the final disposition of the matter. Furthermore, our Articles of Incorporation, as amended, provide for indemnification of our directors, officers, agents, fiduciaries and employees against any claim, liability or expense arising against or incurred by such person because the person is or was a director, officer, fiduciary, or employee of ours (or because the person served as a director, officer, employee, partner, trustee or agent of another entity at our request) to the maximum extent permitted under Colorado law. Colorado law generally permits a corporation to provide indemnification if the individual: (i) acted in good faith; and (ii) reasonably believed that, in the case of conduct in an official capacity, such conduct was in the corporation’s best interests and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests. In a criminal proceeding, the person must have had no reasonable cause to believe the person’s conduct was unlawful.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

OF SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling the Company pursuant to applicable state law, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Report of Independent Registered Public Accounting Firm

The Board of Directors

ICOP Digital, Inc.

We have audited the accompanying balance sheet of ICOP Digital, Inc. (the “Company”) as of December 31, 2007, and the related Statements of Operations, comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2007 and 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. ICOP Digital, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ICOP Digital, Inc. as of December 31, 2007, and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

Cordovano and Honeck LLP

Englewood, Colorado

March 24, 2008

ICOP DIGITAL, INC.

BALANCE SHEET

DECEMBER 31, 2007

Assets
Current assets:
Cash and cash equivalents	$3,166,213
Accounts receivable, net of allowances for doubtful accounts of $114,000	2,915,897
Inventory, at lower of cost or market	4,143,781
Prepaid expenses	502,320

Total current assets	10,728,211
Property and equipment, net of accumulated depreciation of $706,819	1,359,630
Other assets:
Deferred patent costs	87,621
Investment, at cost	25,000
Security deposit	18,258

$12,218,720

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$735,382
Accrued liabilities	553,105
Unearned revenue	359,937

Total current liabilities	1,648,424

Shareholders’ equity:
Preferred stock, no par value; 5,000,000 shares authorized, no shares issued and outstanding	—
Common stock, no par value; 50,000,000 shares authorized, 7,455,054 shares issued and outstanding	29,710,064
Accumulated other comprehensive income	7,729
Accumulated deficit	(19,147,497)

Total shareholders’ equity	10,570,296

$12,218,720

See accompanying notes to financial statements.

ICOP DIGITAL, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2006
Sales, net of returns and allowances	$11,842,415	$6,620,781
Cost of sales	6,645,018	3,819,842

Gross profit	5,197,397	2,800,939

Operating expenses:
Selling, general and administrative	9,040,256	5,535,989
Research and development	1,799,555	903,125

Total operating expenses	10,839,811	6,439,114

Operating Loss	(5,642,414)	(3,638,175)
Other income (expense):
Realized income on foreign currency translation	11,691	29,982
Loss on disposal of property and equipment	(15,025)	—
Interest income	223,810	120,329
Interest expense	(37,802)	(30,381)
Other income	1,456	—

Loss before income taxes	(5,458,284)	(3,518,245)
Income tax provision	—	—

Net loss	$(5,458,284)	$(3,518,245)

Basic and diluted net loss per share	$(0.75)	$(0.58)

Basic and diluted weighted average common shares outstanding	7,320,699	6,034,032

See accompanying notes to financial statements.

ICOP DIGITAL, INC.

STATEMENTS OF OTHER COMPREHENSIVE LOSS

	Year Ended December 31,
	2007	2006
Net loss	$(5,458,284)	$(3,518,245)
Other comprehensive income, net of tax:
Foreign currency translation	7,729	(71,695)

Comprehensive loss	$(5,450,555)	$(3,589,940)

See accompanying notes to financial statements.

ICOP DIGITAL, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Preferred Stock		Common Stock		Accumulated Other Comprehensive	Retained
	Shares	Amount	Shares	Amount	Income	Deficit	Total
Balance at December 31, 2005	—	$—	5,478,182	$19,303,683	$71,695	$(10,170,968)	$9,204,410
Restricted common stock issued in exchange for services	—	—	400,000	2,340,000	—	—	2,340,000
Value of restricted shares deferred until future periods	—	—	—	(1,801,000)	—	—	(1,801,000)
Stock options issued in exchange for services	—	—	—	438,000	—	—	438,000
Stock issued under employee stock purchase plan	—	—	1,300	6,903	—	—	6,903
Exercise of warrants to purchase common stock	—	—	199,999	897,726	—	—	897,726
Secondary offering of common stock and warrants, net of offering costs of $188,063	—	—	1,150,000	5,811,788	—	—	5,811,788
Unrealized effect of the change in foreign currency exchange rates	—	—	—	—	(71,695)	—	(71,695)
Net loss for the year ended December 31, 2006	—	—	—	—	—	(3,518,245)	(3,518,245)

Balance at December 31, 2006	—	—	7,229,481	26,997,100	—	(13,689,213)	13,307,887
Stock issued under employee stock purchase plan	—	—	12,580	67,149	—	—	67,149
Stock options issued in exchange for services	—	—	—	492,392	—	—	492,392
Restricted common stock issued in exchange for services	—	—	—	1,021,000	—	—	1,021,000
Exercise of stock options to purchase common stock	—	—	9,000	52,650	—	—	52,650
Exercise of warrants to purchase common stock	—	—	203,993	1,079,773	—	—	1,079,773
Unrealized effect of the change in foreign currency exchange rates	—	—	—	—	7,729	—	7,729
Net loss for the year ended December 31, 2007	—	—	—	—	—	(5,458,284)	(5,458,284)

Balance at December 31, 2007	—	$—	7,455,054	$29,710,064	$7,729	$(19,147,497)	$10,570,296

See accompanying notes to financial statements.

ICOP DIGITAL, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(5,458,284)	$(3,518,245)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	363,828	238,063
Stock-based compensation expense	1,526,309	977,000
Loss on disposal of property and equipment	15,025	—
Changes in operating assets/liabilities:
Increase in accounts receivable, inventory and prepaid expenses	(2,123,780)	(1,313,500)
Decrease (Increase) in accounts payable and accrued liabilities	909,820	(6,662)

Net cash used in operating activities	(4,767,082)	(3,623,344)

Cash flows from investing activities:
Purchases of property and equipment	(898,126)	(476,312)
Deferred patent costs	(10,001)	(16,140)
Cost method investment	(25,000)	—
Deposits	(3,258)	—

Net cash used in investing activities	(936,385)	(492,452)

Cash flows from financing activities:
Proceeds from issuance of notes payable	—	68,000
Principal payments on notes payable	—	(172,913)
Proceeds from line of credit	2,500,000	—
Payments on line of credit	(2,500,000)	—
Proceeds from the issuance of common stock	1,186,655	6,904,480
Payment of offering costs	—	(188,064)

Net cash provided by financing activities	1,186,655	6,611,503

Effect of currency exchange rate changes on cash	7,729	(49,454)

Net change in cash	(4,509,083)	2,446,253
Cash, beginning of period	7,675,296	5,229,043

Cash, end of period	$3,166,213	$7,675,296

Supplemental disclosure of cash flow information:
Interest paid	$37,802	$32,465

Non-cash investing and financing transactions:
Foreign currency translation	$—	$29,982

See accompanying notes to financial statements.

ICOP DIGITAL, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2007

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Operations

ICOP Digital, Inc. engineers, produces and markets state-of-the-art mobile and stationary surveillance solutions (including hardware, software and services) to equip first responders in protecting their communities with both live video and recorded high-quality digital evidence. Its offices are located in Lenexa, Kansas.

Reclassifications

Certain prior-year amounts have been reclassified for comparative purposes to conform to the current-year presentation.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United Sates requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents.

Accounts Receivable

Accounts receivable consists of amounts due from customers (primarily law enforcement agencies) located in the US and abroad. The Company considers accounts more than 30 days old to be past due. The Company uses the allowance method for recognizing bad debts. When an account is deemed uncollectible, it is written off against the allowance.

Inventory

Inventory, which consists primarily of digital cameras and related hardware and accessories, is stated at the lower of cost or market, with costs determined using the first-in first-out method. The Company conducts a physical inventory annually and routinely reviews the inventory for any impairment either because of technical obsolescence or because the inventory exceeds by a material amount the forecasts for Company sales. The Company records a provision for obsolete or excess inventory whenever impairment has been identified. During 2007, the Company recorded an impairment charge on certain inventory of approximately $170,000, which is reflected in cost of sales in the accompanying Statements of Operations.

Prepaid Expenses

Prepaid expenses and other consist primarily of pre-payments of insurance, rent, maintenance, spare parts and trade deposits which will be reflected as an expense during the future periods benefited.

Property and Equipment

Property and equipment are stated at cost. Property and equipment under capital leases are stated at the present value of minimum lease payments and are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets. Depreciation lives are generally as follows:

Equipment	2 - 7 years
Vehicles	5 years
Furniture	2 - 7 years
Leasehold improvements	Over the lessor of the lease term or estimated useful life

ICOP DIGITAL, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2007

Note 1: Nature of Operations and Summary of Significant Accounting Policies (continued)

Impairment of Long-lived Assets

The Company reviews long-lived assets and identifiable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. They assess these assets for impairment based on estimated undiscounted future cash flows from these assets. If the carrying value of the assets exceeds the estimated future undiscounted cash flows, a loss is recorded for the excess of the asset’s carrying value over the fair value. The Company did not recognize any impairment loss for long-lived assets for the years ended December 31, 2007 and 2006.

Recognition of Revenue and Costs of Sales

Revenue is recognized upon shipment, title and risk of loss have transferred to the purchaser, there are no significant vendor obligations, the fees are fixed or determinable and collection is reasonably assured.

Cost incurred for shipping and handling are included in cost of sales at the time the related revenue is recognized. Amounts billed to a customer for shipping and handling is reported as revenue.

Unearned Revenue

Amounts billed for extended warranties sold to customers are deferred and amortized to revenue over the effective term of the agreements. Generally the extended warranty agreement becomes effective at the end of the one-year warranty provided with the sale of equipment. The initial one-year warranty period is supported by our equipment manufacturers.

Advertising Expenses

All advertising expenditures are expensed as incurred. Advertising expenses for 2007 and 2006 were $320,000 and $257,000, respectively.

Research and Development

Research and development costs are charged to expense as incurred.

Deferred patent application cost

Legal expenses incurred in preparation of patent application have been deferred and will be amortized over the useful life of granted patents. Costs incurred in preparation of applications that are not granted will be charged to expense at that time.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109. The Company’s policy is to record estimated interest and penalties related to the underpayment of income taxes as income tax expense in the Statements of Operations. As a result of the implementation of FIN 48, the Company had no changes in the carrying amount value of its tax assets or liabilities for any unrecognized tax benefits.

ICOP DIGITAL, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2007

Note 1: Nature of Operations and Summary of Significant Accounting Policies (continued)

Foreign Currencies

The Company purchases significant amounts of product from a Japanese firm. Products are billed to the Company in the local currency. Cash held in foreign currencies are translated at exchange rates prevailing at the balance sheet date. Costs and expenses are translated into United States dollars at average exchange rates for the period. Gains and losses resulting from translation are accumulated as a component of other comprehensive income (loss). Realized gains and losses from foreign currency transactions are recognized as other income. There have been no material foreign currency translation rate changes since December 31, 2007.

Comprehensive Loss

Comprehensive loss includes all changes in equity (net assets) during a period from non-owner sources. The change in accumulated other comprehensive loss for all periods presented resulted from foreign currency translation gains and losses.

Share-based Payment Arrangements

Effective January 1, 2006, the Company adopted SFAS No. 123R, Share-based payment, which requires that compensation related to all stock-based awards, including stock options and restricted common stock, be measured based on their estimated grant-date fair value and recognized into expense over the period in which the share-based compensation is earned (“requisite service period”). The Company used the modified prospective application method in adopting SFAS No. 123R, whereby the estimated fair value of unvested stock awards granted prior to January 1, 2006 was recognized as compensation expense in periods subsequent to December 31, 2005. The Company has estimated expected forfeitures, as required by SFAS No. 123R, and is recognizing compensation expense only for those awards expected to vest. The Company records compensation expense for the grant date fair value of option awards over the service period as the option vests.

Loss per Common Share

SFAS 128, Earnings Per Share, requires presentation of “basic” and “diluted” earnings per share on the face of the Statements of Operations for all entities with complex capital structures. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted during the period. Dilutive securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation. At December 31, 2007, the Company has options and warrants outstanding that could be exercised representing a total of 6,132,746 additional shares. All have been excluded from the weighted average share calculation because they would be anti-dilutive.

Certain Risks and Concentrations

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable. Cash is deposited with high quality financial institutions. The Federal Deposit Insurance Corporation insures up to $100,000 of deposits maintained at any one financial institution. On December 31, 2007, the Company had approximately $2,777,000 in excess of insured or bonded levels, based upon bank records, at four different financial institutions. The Company generally does not require collateral from the law enforcement agencies.

The Company purchased from our Japanese contract manufacturer approximately 67% and 73% of inventory during the years ended December 31, 2007 and 2006. The Company’s product line to date has been concentrated in one product; the ICOP Model 20/20 Digital Video Recording System, all of which have been purchased from this one supplier. If required, an alternate supplier would not be immediately available.

The Company sold substantially all of its products to law enforcement agencies in the US and abroad or to distributors selling to law enforcement agencies. Accordingly, substantially all accounts receivable at December 31, 2007 are concentrated in the law enforcement industry.

ICOP DIGITAL, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2007

Note 1: Nature of Operations and Summary of Significant Accounting Policies (continued)

The Company is continually exposed to risks of future material loss related to torts; theft of, damage to, expropriation of, or destruction of assets; business interruption; errors or omissions; injuries to employees; or acts of God. Management has made no estimate of the actual and potential effects of losses from such risks on the Company’s historical or planned operations, including exposure to losses from claims, curtailment of research and development or manufacturing, or contraction or cessation of other activities, such as discontinuance of its product line.

Fair Value of Financial Instruments

The Company has determined, based on available market information and appropriate valuation methodologies, the fair values of its financial instruments approximate carrying values. The carrying amounts of cash, receivables, payables, and other current liabilities at December 31, 2007 approximate fair value due to the short-term maturity of the instruments.

Presentation of Taxes Collected and Remitted to Government Authorities

During 2006, EITF 06-3, How Taxes Collected and Remitted to Governmental Authorities Should be Presented in the Income Statement (That is, Gross versus Net Presentation). The Company presents taxes collected and remitted to governmental authorities on a net basis in the accompanying Statements of Operations.

New Accounting Standards

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under GAAP. SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands the required disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. The Company’s adoption of SFAS No. 157 is not expected to have a material impact on the financial statements.

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), an amendment of FASB Statement No. 115. SFAS No. 159 addresses how companies should measure many financial instruments and certain other items at fair value. The objective is to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, with earlier adoption permitted. The Company’s adoption of SFAS No. 159 is not expected to have a material impact on the financial statements.

In December 2007, the Securities and Exchange Commission issued SAB 110, Certain Assumptions Used in Valuation Methods, which extends the use of the “simplified” method, under certain circumstances, in developing an estimate of expected term of “plain vanilla” share options in accordance with SFAS No. 123R. For future grants of stock options, should the historical experience regarding the expected term of granted stock options be considered insufficient for estimating future expected terms, the Company may continue to use the “simplified method” for determining the expected term in situations allowed by SAB 110.

ICOP DIGITAL, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2007

Note 2: Property and Equipment

Property and equipment consisted of the following as of December 31, 2007:

Equipment	$1,147,983
Vehicles	391,421
Furniture	341,583
Leasehold improvements	185,462

2,066,449
Less: accumulated depreciation	(706,819)

$1,359,630

Depreciation expense was $363,828 and $238,063 for the years ended December 31, 2007 and 2006.

Note 3: Debt

In January 2007, the Company extended a bank line of credit to $2,500,000, secured by contract rights, accounts receivable, inventory and general intangibles. The line is annually renewable for three years and accrues interest at one half percent over the Wall Street Journal Prime Lending Rate. In January 2008, the Company renewed this revolving line of credit until January 9, 2009 and increased the amount of borrowings that may be made under the line from $2,500,000 to $3,500,000.

Note 4: Income Taxes

A reconciliation of the U.S. statutory federal income tax rate to the effective rate is as follows:

	Years Ended December 31,
	2007	2006
U.S. statutory federal rate	34%	34%
State income tax rate, net of federal benefits	5%	5%
Net operating loss (NOL) for which no tax benefit is currently available	(39)%	(39)%

	0%	0%

At December 31, 2007, deferred taxes consisted of a net tax asset of $7,000,750 due to operating loss carryforwards of $16,595,000, which was fully allowed for, in the valuation allowance of $7,000,750. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The changes in the valuation allowance for the year ended December 31, 2007 was $2,128,750. Net operating loss carryforwards will expire through 2027. The value of these carryforwards depends on the ability of the company to generate taxable income.

At December 31, 2006, deferred taxes consisted of a net tax asset of $4,872,000 due to operating loss carryforwards of $13,075,000, which was fully allowed for, in the valuation allowance of $4,872,000. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The changes in the valuation allowance for the year ended December 31, 2006 was $1,336,000. Net operating loss carryforwards will expire through 2026. The value of these carryforwards depends on the ability of the company to generate taxable income.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

Should the Company undergo an ownership change, as defined in Section 382 of the Internal Revenue Code, the Company’s tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of those losses.

ICOP DIGITAL, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2007

Note 4: Income Taxes (continued)

The Company’s federal and state income tax returns are closed by relevant statute for all tax years prior to 2004.

Note 5: Shareholders’ Equity

Preferred Stock

No par preferred stock may be issued in series. Designations, preferences, stated values, rights, qualifications or limitations are to be determined by the Board of Directors.

Common Stock

Stock Issued for Cash

In July 2005, the Company completed a registered equity offering including a total of 2,990,000 shares of common stock and warrants to purchase another 2,990,000 shares of common stock for net proceeds of approximately $10.5 million, after deducting transaction costs of approximately $1.8 million. The warrants allow the holder to acquire common stock at a price of $6.19 per share for a period of five years and are callable at a price of $0.25 per share when the Company achieved $15 million in accumulated revenue, which was in achieved in 2007. In addition the underwriter has an option to acquire 260,000 shares of common stock at a price of $4.95 per share. Each share acquired by the underwriter would be paired with a warrant to purchase another share of common stock at a price of $6.19 per share, up to a total of 260,000 shares.

In December 2005, the Company completed a private equity offering including a total of 650,000 shares of common stock and warrants to purchase another 227,500 shares of common stock for net proceeds of approximately $3.5 million, after deducting transaction costs of approximately $0.3 million. The warrants allow the holder to acquire common stock at a price of $6.19 per share until July 2010 and are callable at a price of $0.25 per share when the Company achieved $15 million in accumulated revenue, which was achieved in 2007. In addition the underwriter has an option to acquire 65,000 shares of common stock at a price of $5.92 per share. Each share acquired by the underwriter would be paired with 0.35 warrants to purchase additional shares of common stock at a price of $6.19 per share, up to a total of 22,750 shares. Shares and warrants sold in this private offering were registered in January 2006.

In October and November 2006, the Company sold 1,150,000 shares of the Company’s no par common stock and 1,150,000 warrants to purchase shares of the Company’s no par common stock in a registered secondary offering for total net proceeds of approximately $5.8 million. The warrants are exercisable at $6.19 per share until June 2010 and are callable at a price of $0.25 per share when the Company achieved $15 million in accumulated revenue, which was achieved in 2007.

During 2007 and 2006, shareholders exercised warrants to purchase 203,993 and 199,999 shares, respectively, of the Company’s no par common stock at total net proceeds of $1,079,773 and $897,726, respectively.

Employee Stock Purchase Plan

During 2006, the Company established a qualified Employee Stock Purchase Plan (ESPP), which allows qualified employees to participate in the purchase of designated shares of the Company’s no par common stock at a price equal to the lower of 85% of the closing price at the beginning or end of each offering period, as defined by the plan documents). The Company reserved 200,000 shares of common stock for purchase under the ESPP. During 2007 and 2006, the Company sold 12,580 and 1,300 shares, respectively, of its no par common stock to employees under the ESPP at a total price of $67,149 and $6,903, respectively. At December 31, 2007, 186,120 registered shares remain available for employees to purchase under this plan.

Stock Option Plan

The Company established a Stock Option Plan (the “Plan”) in 2002 to attract and retain directors, officers, key employees and consultants. The plan permits the Board of Directors to grant options to purchase common stock; restricted stock awards, cash, shares of common stock or any combination. At December 31, 2007, 17,000 shares were borrowed from 2008 plan year for 2007 grants in accordance with the Plan.

ICOP DIGITAL, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2007

Note 5: Shareholders’ Equity (continued)

Restricted Stock

In May 2006, the board of directors granted a total of 400,000 shares of restricted common stock to two executive officers in recognition of their importance to the achievement of certain milestones. The shares have been issued to the officers but are restricted from sale by the officers. Restrictions on 50% of the shares lapse when the Company reached a total of $15 million gross revenue from inception and restrictions on the remaining 50% of the shares lapse when the Company reaches positive earnings before interest, taxes, depreciation and amortization (EBITDA) for three consecutive months. The Company valued these restricted shares at the market value on May 4, 2006 of $5.85 per share for a total of $2,340,000. The value of the shares related to the gross revenue target was reported as compensation expense and added to paid-in capital ratably as revenue accumulated to the $15 million target, which was achieved in 2007. The value of the shares related to the positive EBITDA target is being recognized as the progress toward consecutive months of positive EBITDA is reached. The grant further provides that the officers will receive a supplemental bonus in an amount equal to the income tax liability incurred by the officers at the time the restrictions lapse. Supplemental bonus of $747,134 was paid and expensed during 2007 relating to the lapse in restrictions on the $15 million achievement.

Stock Options

Stock option activity summary is presented in the table below:

	Number of Shares	Weighted- average Exercise Price	Weighted- average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2006 (718,500 exercisable)	822,500	5.81
Granted	357,500	6.71
Exercised	(9,000)	5.85
Forfeited	(26,000)	5.85
Expired	—	—

Outstanding at December 31, 2007	1,145,000	6.08	5.4	$—

Exercisable at December 31, 2007	867,500	5.95	5.7	$—

Vested and expected to vest at December 31, 2007	1,110,000	6.06	5.4	$—

Options outstanding that are expected to vest are net of estimated future option forfeitures. The Company received cash of $52,650 in connection with stock option exercised during the year ended December 31, 2007. The intrinsic value of these options exercised was $24,600 during the year ended December 31, 2007.

The fair value of the options granted during 2007 were estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Risk-free interest rate	3.77 – 5.18%
Dividend yield	0.00%
Volatility factor	54 – 55%
Weighted average expected life	4.0 years

ICOP DIGITAL, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2007

Note 5: Shareholders’ Equity (continued)

Total compensation cost recognized under share-based payment arrangements during the years ended December 31, 2007 and 2006, including $42,000 charged to capital in 2006:

	2007	2006
Stock option awards to employees	$382,773	$418,000
Employee stock purchase plan	12,917	—
Restricted stock awards	1,768,134	539,000
Stock option awards to non-employees	109,619	62,000

Total compensation cost	$2,273,443	$1,019,000

Total compensation cost not yet recognized as of December 31, 2007 related to non-vested awards. The actual compensation cost recognized might differ due to forfeitures or cancellations. Vesting period for restricted stock awards is based on performance criteria so may differ from this estimate. Upon vesting of restricted stock awards, additional cash compensation will be paid to the holders to reimburse the income tax cost of the award.

	Amount	Weighted- average Remaining Vesting Period (years)
Stock option awards to employees	$613,268	2.4
Restricted stock awards	780,000	1.0
Stock option awards to non-employees	216,223	2.8

Total	$1,609,491

Restricted common stock activity is presented in the table below:

	Number of Shares	Weighted- average Grant-date Fair Value
Unvested at December 31, 2006	400,000	5.85
Vested	(200,000)	5.85

Unvested at December 31, 2007	200,000	5.85

Stock Warrants

Common stock warrants activity is presented in the table below:

	Number of Shares	Weighted- average Exercise Price	Weighted- average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2006	5,480,250	5.99
Exercised	(203,994)	5.44
Forfeited	(11,010)	6.19

Outstanding and Exercisable at December 31, 2007	5,265,246	6.02	2.5	$—

ICOP DIGITAL, INC.

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2007

Note 6: Commitments

Operating Lease Arrangements

The Company leases office space in Lenexa, Kansas and Olathe, Kansas under operating leases expiring in 2010. Future minimum payments due under the non-cancelable leases are as follows:

Year ending December 31:
2008	276,176
2009	276,176
2010	138,088

$690,440

Rent expense was $217,334 and $176,000 for the years ended December 31, 2007 and 2006, respectively.

Royalty Payments

The Company paid a royalty payment of $100 per unit for the first 1,000 in-car video units sold and has agreed to pay a royalty of approximately $20 per unit for all video units sold using a specific portion of current software.

401(k) Retirement Savings Plan

During 2005, the Company adopted a retirement savings plan intended to comply with Section 40l(k) of the Internal Revenue Code of 1986. All employees are eligible to participate in the plan after one year of service and attainment of age twenty-one. In general, amounts held in a participant’s account are not distributable until the participant terminates employment with the Company, reaches age 59  1/2, dies or becomes permanently disabled.

Participants are permitted to authorize pre-tax savings contributions to a separate trust established under the 401(k) plan, subject to limitations on deductibility of contributions imposed by the Internal Revenue Code. The Company made “safe harbor” matching contributions of three percent of compensation for all eligible employees. Each participant is 100% vested at all times in employee and employer “safe harbor” contributions. The Company’s matching contributions to the 40l(k) plan were $60,126 and $25,518 in 2007 and 2006, respectively. Effective January 1, 2007, the Company changed the “safe harbor” provisions to a company contribution of up to four percent of compensation for all eligible employees that themselves contribute up to five percent to the plan.

Note 7: Subsequent Events

On March 3, 2008, the Company executed a loan agreement with a bank to borrow $780,000 in order to purchase land on which the Company currently intends to construct a new corporate headquarters when their current lease expires. The borrowed amount and $120,000 cash were applied toward the purchase price. The loan agreement is for one year with a floating interest rate, adjusted daily, of 0.5% above the bank’s prime rate. Interest is payable monthly, with the principal due at maturity. The loan is secured by the purchased land.

ICOP DIGITAL, INC.

CONDENSED BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(unaudited)
Assets
Current Assets
Cash	$1,677,691	$3,166,213
Accounts receivable, net of allowance for doubtful accounts of $114,000 at March 31, 2008 and December 31, 2007	2,712,587	2,915,897
Inventory, at cost	5,068,278	4,143,781
Prepaid expenses	397,236	502,320

Total current assets	9,855,792	10,728,211
Property and equipment, at cost, net of accumulated depreciation of $818,220 at March 31, 2008 and $706,819 at December 31, 2007	2,320,988	1,359,630
Other Assets:
Investment, at cost	25,000	25,000
Deferred patent costs	87,621	87,621
Deposits	18,258	18,258

Total Assets	$12,307,659	$12,218,720

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$407,578	$735,382
Accrued liabilities	709,210	553,105
Line of credit	650,000	—
Note payable	780,000	—
Unearned revenue	356,074	359,937

Total current liabilities	2,902,862	1,648,424

Shareholders’ Equity:
Preferred stock, no par value; 5,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value; 50,000,000 shares authorized, issued and outstanding 7,462,937 shares at March 31, 2008 and 7,455,054 at December 31, 2007	29,841,472	29,710,064
Accumulated other comprehensive (loss) gain	(2)	7,729
Accumulated deficit	(20,436,673)	(19,147,497)

Total Shareholders’ Equity	9,404,797	10,570,296

Total Liabilities and Shareholders’ Equity	$12,307,659	$12,218,720

See accompanying notes to condensed financial statements.

ICOP DIGITAL, INC.

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31,
	2008	2007
Sales, net of returns	$2,815,323	$2,272,168
Cost of sales	1,789,414	1,246,181

Gross profit	1,025,909	1,025,987

Operating expenses:
Selling, general and administrative	2,070,238	1,624,048
Research and development	246,355	458,951

Total operating expenses	2,316,593	2,082,999

Loss from operations	(1,290,684)	(1,057,012)
Other income (expenses):
Foreign currency translation	—	8,331
Loss on disposal of property and equipment	(5,283)	—
Interest income	17,188	67,118
Interest expense	(10,397)	(8,336)

Loss before income taxes	(1,289,176)	(989,899)
Income tax provision	—	—

Net loss	$(1,289,176)	$(989,899)

Basic and diluted loss per share	$(0.17)	$(0.14)

Basic and diluted weighted average common shares outstanding	7,460,134	7,232,869

See accompanying notes to condensed financial statements.

ICOP DIGITAL, INC.

CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (UNAUDITED)

	Preferred Stock		Common Stock		Accumulated Other Comprehensive Loss	Retained Deficit	Total
	Shares	Amount	Shares	Amount
Balance at December 31, 2007	—	$—	7,455,054	$29,710,064	$7,729	$(19,147,497)	$10,570,296
Value of stock options earned through vesting periods	—	—	—	105,000	—	—	105,000
Stock issued under employee stock purchase plan	—	—	7,883	26,408	—	—	26,408
Unrealized effect of the change in foreign currency exchange rates	—	—	—	—	(7,731)	—	(7,731)
Net loss	—	—	—	—	—	(1,289,176)	(1,289,176)

Balance at March 31, 2008	—	$—	7,462,937	$29,841,472	$(2)	$(20,436,673)	$9,404,797

See accompanying notes to condensed financial statements.

ICOP DIGITAL, INC.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(1,289,176)	$(989,899)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	127,825	71,107
Stock-based compensation	105,000	234,600
Loss on disposal of property and equipment	5,283	—
Changes in operating liabilities:
Accounts receivable	203,310	810,514
Inventory	(924,497)	842,900
Prepaids and other	105,084	(34,991)
Accounts payable	(327,804)	37,176
Accrued liabilities	152,242	(7,543)

Net cash used in operating activities	(1,842,733)	963,864

Cash flows from investing activities:
Purchases of property and equipment	(314,466)	(60,776)
Cost method investment	—	(25,000)
Deposits	—	(3,258)

Net cash used in investing activities	(314,466)	(89,034)

Cash flows from financing activities:
Proceeds from line of credit	650,000	—
Proceeds from the issuance of common stock	26,408	27,915

Net cash provided by financing activities	676,408	27,915

Effect of currency exchange rate changes on cash	(7,731)	49,136

Net change in cash	(1,488,522)	951,881
Cash, beginning of period	3,166,213	7,675,296

Cash, end of period	$1,677,691	$8,627,177

Supplemental disclosure of cash flow information:
Interest	$3,690	$6,250

Non-cash investing and financing activities:
Issuance of notes payable to purchase land	$780,000	—

See accompanying notes to condensed financial statements.

ICOP DIGITAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

March 31, 2008

Note 1: Basis of Presentation

The accompanying unaudited financial statements have been prepared from the records of the Company, in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of March 31, 2008, and the results of operations and cash flows for the three months ended March 31, 2008 and 2007. These financial statements should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s elsewhere in this prospectus.

There is no provision for dividends for the quarter to which the accompanying unaudited financing statements relate.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The results of operations for the three-month period ended March 31, 2008 are not necessarily indicative of the results to be expected for the full year ending December 31, 2008.

Note 2: Nature of Operations, Merger, and Summary of Significant Accounting Policies

Operations and Merger

ICOP Digital, Inc. (the Company) was incorporated in May 2002 in Nevada and merged into a wholly-owned subsidiary of the Company (a Colorado corporation) as of December 31, 2003 and the subsidiary was merged out of existence in June 2005. The Company, formerly named Vista Exploration Corporation, subsequently changed its name to ICOP Digital, Inc. The Company is engaged in the design, development and marketing of surveillance equipment and systems for use in the law enforcement, security and defense industries. The Company’s offices are located in Lenexa, Kansas.

Note 3: Property and Equipment, net

The components of property and equipment, net of accumulated depreciation, as of March 31, 2008 and December 31, 2007 are as follows:

	March 31, 2008	December 31, 2007
Land	$905,677	$—
Equipment	1,218,118	1,147,983
Vehicles	383,576	391,421
Furniture	441,197	341,583
Leasehold improvements	190,640	185,462

	3,139,208	2,066,449
Less: accumulated depreciation	(818,220)	(706,819)

	$2,320,988	$1,359,630

Note 4: Debt Obligations

On March 3, 2008, the Company executed a loan agreement with a bank to borrow $780,000 in order to purchase land on which the Company currently intends to construct a new corporate headquarters when its current lease expires. The borrowed amount and $120,000 cash were applied toward the purchase price. The loan agreement is for one year with a floating interest rate, adjusted daily, of 0.5% above the bank’s prime rate. Interest is payable monthly, with the principal due at maturity. The loan is secured by the purchased land.

ICOP DIGITAL, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (continued)

March 31, 2008

Note 5: Shareholders’ Equity

Sale of common stock

During the first quarter 2008, the Company received proceeds of $26,408 in connection with employees purchasing 7,883 shares of its no par value common stock under the Company’s Employee Stock Purchase Plan.

Awards of restricted common stock and stock options

The Company has granted to employees, consultants and directors shares of restricted common stock and options to purchase shares of the Company’s common stock which vest in 2007 and future years. Stock-based compensation expense related to these awards of $105,000 and $234,600 has been recorded in the three-month periods ended March 31, 2008 and 2007, respectively.

Note 6: Income Taxes

The Company records its income taxes in accordance with SFAS 109. The Company incurred net operating losses during the periods shown on the condensed financial statements resulting in a deferred tax asset, all of which was fully reserved; therefore the net benefit and expense resulted in $0 income taxes. The recognition of these net operating loss carryforwards depends on the ability of the Company to generate taxable income in the future.

The Company adopted the provisions of FIN 48 on January 1, 2007. As a result of the implementation of FIN 48, the Company had no changes in the carrying value of its tax assets or liabilities for any unrecognized tax benefits.

Certain U.S. Federal returns from inception and following are not closed by relevant statutes of limitation due to unused net operating losses reported on those returns.

The Company’s policy is to record estimated interest and penalties related to the underpayment of income taxes as income tax expense in the Statements of Operations. There has been no interest or penalties recognized in the condensed financial statements.

Note 7: Commitments

Amendment to Contract Manufacturing Agreement

During the first quarter 2008, we executed an amendment to our manufacturing agreement of our ICOP Model 20/20 unit. The amendment extends our commitment to purchase 10,000 units from December 31, 2008 to December 31, 2009.

1,250,000 shares of common stock

PROSPECTUS

Paulson Investment Company, Inc.

Neidiger, Tucker, Bruner, Inc.

                    , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Registration Fee	$90
FINRA Filing Fee	$728
Nasdaq Additional Listing Fee*	$12,500
Underwriter’s Non-accountable Expense Allowance*	$54,375
Printing and Engraving*	$25,000
Accounting Fees and Expenses*	$15,000
Legal Fees and Expenses*	$90,000
Transfer Agent Fees*	$5,000
Miscellaneous*	$2,307

Total*	$205,000

*	Estimated

Item 14.	Indemnification of Directors and Officers.

Our Bylaws provide that, in the event a director, officer or employee is made a party or threatened to be made a party by reason of service as a director, officer or employee of the Company (or by reason of service as a director, officer, employee or agent of another entity at the request of the Company), then we shall indemnify that individual against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and, in the case of conduct in the person’s official capacity, in a manner the person reasonably believed to be in the best interests of the Company or, in all other cases, in a manner that was at least not opposed to the Company’s best interests. Notwithstanding the foregoing, no indemnification shall be made if the person is adjudged to be liable to the Company, or if the person is adjudged liable on the basis that the person derived an improper personal benefit. Under certain circumstances, we may pay expenses (including attorneys’ fees) incurred in defending a civil or criminal action, suit or proceeding in advance to the final disposition of the matter. Furthermore, our Articles of Incorporation, as amended, provide for indemnification of our directors, officers, agents, fiduciaries and employees against any claim, liability or expense arising against or incurred by such person because the person is or was a director, officer, fiduciary, or employee of the Company (or because the person served as a director, officer, employee, partner, trustee or agent of another entity at the request of the Company) to the maximum extent permitted under Colorado law. Colorado law generally permits a corporation to provide indemnification if the individual: (i) acted in good faith; and (ii) reasonably believed that, in the case of conduct in an official capacity, such conduct was in the corporation’s best interests and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests. In a criminal proceeding, the person must have had no reasonable cause to believe the person’s conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of Registrant pursuant to the above, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

In September 2005, pursuant to an exemption under Section 4(2) of the Securities Act (“Section 4(2)”), we issued a warrant to Elite Financial Communications Group, LLC to purchase 25,000 shares of common stock for $7.50 per share in exchange for services. The warrant expires in 2008. We subsequently registered the shares underlying the warrants for resale on a Form S-3 registration statement.

In November 2005, pursuant to an exemption under Section 4(2), we issued a warrant to Lou Anemone, a member of our Advisory Board, to purchase up to 25,000 shares of common stock for $7.50 per share. The warrant expires in 2010. We subsequently registered the shares underlying the warrants for resale on a Form S-3 registration statement.

In December 2005, pursuant to an exemption under Section 4(2) and/or Regulation D, we completed a private placement of 650,000 shares of common stock and 227,500 warrants, each to purchase one share of common stock, with 31 accredited investors for an aggregate purchase price of $3,848,000. Paulson Investment Company, Inc. acted as placement agent in the private placement and received cash commission of approximately $308,000 and a warrant to purchase up to 65,000 shares of common stock and 33,750 warrants, each to purchase one share of common stock. We subsequently registered the shares and warrants (and the shares underlying the warrants), including the shares and warrants issuable upon exercise of the placement agent’s warrant, for resale on a Form S-3 registration statement.

II-I

In August 2006, pursuant to an exemption under Section 4(2), we issued a warrant to Albert DeProspero, a former member of our Advisory Board, to purchase up to 10,000 shares of common stock for $7.50 per share in exchange for services. The warrant expires in August 2011.

In September 2006, pursuant to an exemption under Section 4(2), we issued a warrant to Northeast Securities, Inc., a consultant, to purchase up to 30,000 shares of common stock for $6.81 per share in exchange for services. The warrant expires in August 2009.

Item 16.	Exhibits.

Exhibit No.	Description

1.1	Form of Underwriting Agreement.

3.1	Articles of Incorporation (incorporated by reference to Exhibit 2.1 of the Registration Statement on Form 10 filed with the Commission on September 13, 1999).

3.2	First Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Form 8-K filed August 16, 2001).

3.3	Second Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Form 8-K filed August 26, 2002).

3.4	Third Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.4 of the Form SB-2 registration statement filed April 4, 2005).

3.5	Fourth Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.5 of the Form 10-KSB filed March 22, 2007).

3.6	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Form 8-K filed August 16, 2001).

3.7	Third Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of the Form 8-K filed December 4, 2007).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.2	Form of Redeemable Public Warrant (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.3	Form of Unit Certificate (incorporated by reference to Exhibit 4.4 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.4	Form of Warrant Agent Agreement (incorporated by reference to Exhibit 4.5 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.5	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.6 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.6	Form of Warrant Agreement between the Registrant and Computershare Trust Company, Inc. and Form of Warrant, dated as of December 8, 2005 (incorporated by reference to Exhibit 4.3 to our Registration Statement on Form S-3 filed January 4, 2006 (Reg. No. 333-130856), as amended).

4.7	Form of Purchase Warrant to placement agent (incorporated by reference to Exhibit 4.4 to our Registration Statement on Form S-3 filed January 4, 2006 (Reg. No. 333-130856), as amended).

4.8	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.6 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.9	Form of Warrant issued to Elite Financial Communications Group, LLC (incorporated by reference to Exhibit 4.8 to our Registration Statement on Form S-3 filed January 4, 2006 (Reg. No. 333-130856), as amended).

4.10	Form of Warrant issued to Lou Anemone (incorporated by reference to Exhibit 4.9 to our Registration Statement on Form S-3 filed January 4, 2006 (Reg. No. 333-130856), as amended).

4.11	Form of Warrant issued to independent directors (incorporated by reference to Exhibit 4.10 to our Registration Statement on Form S-3 filed January 4, 2006 (Reg. No. 333-130856), as amended).

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4.12	Form of Securities Purchase Agreement, Amendment No. 1 to Securities Purchase Agreement and Registration Rights Agreement (incorporated by reference to the Form 8-K current report filed December 9, 2005).

4.13	Warrant issued to Investor Awareness, Inc. dated March 7, 2005 (incorporated by reference to Exhibit 10.21 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.14	Form of Representative’s Warrant.

5.1	Opinion of Holland & Knight LLP.*

10.1	2002 Stock Option Plan (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

10.2	Software Decode License Agreement dated as of January 7, 2005 (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).CTR

10.3	Memorandum of Understanding between the Registrant and TriSquare Communications (Hong Kong) Co., Ltd., dated as of February 11, 2004 (incorporated by reference to Exhibit 10.10 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).CTR

10.4	Development and Manufacturing Agreement between the Registrant and Tietech Co., Ltd., dated as of February 10, 2005 (incorporated by reference to Exhibit 10.11 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).CTR

10.5	Commercial Lease Agreement dated April 12, 2005 (incorporated by reference to Exhibit 10.22 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

10.6	Amended and Restated Executive Employment Agreement dated as of March 16, 2008 with David C. Owen (incorporated by reference to Exhibit 10.7 to the Form 10-Q filed May 14, 2008).

10.7	Amended and Restated Executive Employment Agreement dated as of March 16, 2008 with Laura E. Owen (incorporated by reference to Exhibit 10.8 to the Form 10-Q filed May 14, 2008).

10.8	2005 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-8 (Reg. No. 333-131038) filed January 13, 2006, as amended).

10.9	Executive Employment Agreement dated as of July 10, 2007 with Derick D. Shupe (incorporated by reference to Exhibit 10.10 of the Form 10-KSB filed March 28, 2008).

10.10	Promissory Note dated March 3, 2008 to Bank of Blue Valley (incorporated by reference to Exhibit 10.11 of the Form 10-KSB filed March 28, 2008).

10.11	Commercial and Industrial Real Estate Contract dated February 12, 2007.

10.12	Commercial Lease Agreement dated February 22, 2007.

10.13	Lease Amendment No. 1, dated September 13, 2007 (incorporated by reference to Exhibit 10.12 of the Form 10-KSB filed March 28, 2008).

10.14	Commercial Line of Credit Agreement and Note dated January 9, 2008.

10.15	Business Loan Agreement dated January 9, 2008.

10.16	Commercial Security Agreement dated January 9, 2008.

10.17	Option Award Agreement with David C. Owen.*

10.18	Option Award Agreement with Laura E. Owen.*

23.1	Consent of Cordovano and Honeck, LLP.

23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1).*

CTR	Portions of this exhibit have been omitted pursuant to a grant of confidential treatment.

*	To be filed by amendment.

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Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(5) That, if the registrant is relying on Rule 430A, the registrant will:

(i) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective; and

(ii) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(6) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(7) If the registrant requests acceleration of the effective date of the registration statement under Rule 461, then in the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lenexa, Kansas on July 14, 2008.

ICOP Digital, Inc.

By:	/s/ David C. Owen
David C. Owen, Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of ICOP Digital, Inc., do hereby constitute and appoint David C. Owen and Derick D. Shupe, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act, and any rules, regulations, and requirements of the SEC, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this registration statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David C. Owen David C. Owen	Director (Principal Executive Officer)	July 10, 2008

/s/ Laura E. Owen Laura E. Owen	Director, President (Principal Operating Officer)	July 10, 2008

/s/ Derick D. Shupe Derick D. Shupe	Chief Financial Officer (Principal Accounting and Financial Officer)	July 10, 2008

/s/ Roger L. Mason Roger L. Mason	Director	July 10, 2008

/s/ L. Derrick Ashcroft L. Derrick Ashcroft	Director	July 10, 2008

/s/ Noel Koch Noel Koch	Director	July 10, 2008

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EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.

3.1	Articles of Incorporation (incorporated by reference to Exhibit 2.1 of the Registration Statement on Form 10 filed with the Commission on September 13, 1999).

3.2	First Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Form 8-K filed August 16, 2001).

3.3	Second Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Form 8-K filed August 26, 2002).

3.4	Third Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.4 of the Form SB-2 registration statement filed April 4, 2005).

3.5	Fourth Articles of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.5 of the Form 10-KSB filed March 22, 2007).

3.6	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Form 8-K filed August 16, 2001).

3.7	Third Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 of the Form 8-K filed December 4, 2007).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.2	Form of Redeemable Public Warrant (incorporated by reference to Exhibit 4.2 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.3	Form of Unit Certificate (incorporated by reference to Exhibit 4.4 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.4	Form of Warrant Agent Agreement (incorporated by reference to Exhibit 4.5 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.5	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.6 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.6	Form of Warrant Agreement between the Registrant and Computershare Trust Company, Inc. and Form of Warrant, dated as of December 8, 2005 (incorporated by reference to Exhibit 4.3 to our Registration Statement on Form S-3 filed January 4, 2006 (Reg. No. 333-130856), as amended).

4.7	Form of Purchase Warrant to placement agent (incorporated by reference to Exhibit 4.4 to our Registration Statement on Form S-3 filed January 4, 2006 (Reg. No. 333-130856), as amended).

4.8	Form of Representative’s Warrant (incorporated by reference to Exhibit 4.6 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.9	Form of Warrant issued to Elite Financial Communications Group, LLC (incorporated by reference to Exhibit 4.8 to our Registration Statement on Form S-3 filed January 4, 2006 (Reg. No. 333-130856), as amended).

4.10	Form of Warrant issued to Lou Anemone (incorporated by reference to Exhibit 4.9 to our Registration Statement on Form S-3 filed January 4, 2006 (Reg. No. 333-130856), as amended).

4.11	Form of Warrant issued to independent directors (incorporated by reference to Exhibit 4.10 to our Registration Statement on Form S-3 filed January 4, 2006 (Reg. No. 333-130856), as amended).

4.12	Form of Securities Purchase Agreement, Amendment No. 1 to Securities Purchase Agreement and Registration Rights Agreement (incorporated by reference to the Form 8-K current report filed December 9, 2005).

4.13	Warrant issued to Investor Awareness, Inc. dated March 7, 2005 (incorporated by reference to Exhibit 10.21 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

4.14	Form of Representative’s Warrant.

5.1	Opinion of Holland & Knight LLP.*

II-VII

10.1	2002 Stock Option Plan (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

10.2	Software Decode License Agreement dated as of January 7, 2005 (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).CTR

10.3	Memorandum of Understanding between the Registrant and TriSquare Communications (Hong Kong) Co., Ltd., dated as of February 11, 2004 (incorporated by reference to Exhibit 10.10 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).CTR

10.4	Development and Manufacturing Agreement between the Registrant and Tietech Co., Ltd., dated as of February 10, 2005 (incorporated by reference to Exhibit 10.11 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).CTR

10.5	Commercial Lease Agreement dated April 12, 2005 (incorporated by reference to Exhibit 10.22 to our Registration Statement on Form SB-2 filed April 4, 2005 (Reg. No. 333-123827), as amended).

10.6	Amended and Restated Executive Employment Agreement dated as of March 16, 2008 with David C. Owen (incorporated by reference to Exhibit 10.7 to the Form 10-Q filed May 14, 2008).

10.7	Amended and Restated Executive Employment Agreement dated as of March 16, 2008 with Laura E. Owen (incorporated by reference to Exhibit 10.8 to the Form 10-Q filed May 14, 2008).

10.8	2005 Employee Stock Purchase Plan (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-8 (Reg. No. 333-131038) filed January 13, 2006, as amended).

10.9	Executive Employment Agreement dated as of July 10, 2007 with Derick D. Shupe (incorporated by reference to Exhibit 10.10 of the Form 10-KSB filed March 28, 2008).

10.10	Promissory Note dated March 3, 2008 to Bank of Blue Valley (incorporated by reference to Exhibit 10.11 of the Form 10-KSB filed March 28, 2008).

10.11	Commercial and Industrial Real Estate Contract dated February 12, 2007.

10.12	Commercial Lease Agreement dated February 22, 2007.

10.13	Lease Amendment No. 1, dated September 13, 2007 (incorporated by reference to Exhibit 10.12 of the Form 10-KSB filed March 28, 2008).

10.14	Commercial Line of Credit Agreement and Note dated January 9, 2008.

10.15	Business Loan Agreement dated January 9, 2008.

10.16	Commercial Security Agreement dated January 9, 2008.

10.17	Option Award Agreement with David C. Owen.*

10.18	Option Award Agreement with Laura E. Owen.*

23.1	Consent of Cordovano and Honeck, LLP.

23.2	Consent of Holland & Knight LLP (included in Exhibit 5.1).*

CTR	Portions of this exhibit have been omitted pursuant to a grant of confidential treatment.

*	To be filed by amendment.

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